     As filed with the Securities and Exchange Commission on March 18, 1997
                                                       Registration No. 33-92274
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                   __________

                                 POST-EFFECTIVE
                                AMENDMENT NO. 2
                                      TO
                                   FORM S-1

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                     --------------------------------------
                        (Name of Small Business Issuer)

         Texas                          5122                     76-0416176
         -----                          ----                     ----------
 (State or jurisdiction of     (Primary Standard Industrial     (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                                  9101 JAMEEL
                             HOUSTON, TEXAS  77040
                                 (713) 460-1976
      (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DAVID P. BERTRAND
                                  9101 JAMEEL
                             HOUSTON, TEXAS  77040
                                 (713) 460-1976

     (Name, address, including zip code, and telephone number, including area code of agent for service)

                          Copies of communications to:

                            ROBERT M. BEARMAN, ESQ.
                          BEARMAN TALESNICK & CLOWDUS
                            PROFESSIONAL CORPORATION
                          1200 17TH STREET, SUITE 2600
                             DENVER, COLORADO 80202
                           TELEPHONE: (303) 572-6500
                           FACSIMILE: (303) 572-6511

     Approximate date of commencement of proposed sale to the public:

     As soon as practicable after effective date of Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                             CROSS REFERENCE SHEET

                 Item in Form S-1                                Caption in Prospectus
                 ----------------                                ---------------------
1.   Forepart of the Registration Statement and      Facing Page; Outside Front Cover Page
     Outside Front Cover of Prospectus

2.   Inside Front and Outside Back Cover Pages of    Inside Front Cover Page
     Prospectus

3.   Summary Information Risk Factors and Ratio      Prospectus Summary; Risk Factors
     of Earnings to Fixed Charges

4.   Use of Proceeds                                 Prospectus Summary; Use of Proceeds

5.   Determination of Offering Price                 Risk Factors

6.   Dilution                                        Risk Factors; Dilution

7.   Selling Security Holders                        Not Applicable

8.   Plan of Distribution                            Cover Page

9.   Description of Securities to be Registered      Description of Securities

10.  Interests of Named Experts and Counsel          Legal Matters; Experts

11.  Information with Respect to the Registrant      The Company; Business; Legal Proceedings;
                                                     Price Range of Securities; Selected
                                                     Financial Data; Dividend Policy; Prospectus
                                                     Summary; Management's Discussion and
                                                     Analysis of Financial Condition and Results
                                                     of Operations; Management; Principal Shareholders;
                                                     Certain Transactions

12.  Disclosure of Commission Position on            Not Applicable
     Indemnification for Securities Act
     Liabilities

                  SUBJECT TO COMPLETION, DATED MARCH 18, 1997

AMENDED PROSPECTUS

                     NUTRITION FOR LIFE INTERNATIONAL, INC.

                         434,416 Shares of Common Stock

     Nutrition for Life International, Inc. (the "Company") offered 920,000 common stock purchase warrants (the "Warrants"), in a securities offering pursuant to a Prospectus dated July 10, 1995. As adjusted for a two-for-one stock split effective December 8, 1995, the holder of one Warrant is entitled to purchase one share of Common Stock at an exercise price of $3.75 per share. Prior to the date of this Amended Prospectus, 485,584 Warrants to purchase 485,584 shares of Common Stock have been exercised. Accordingly, this Amended Prospectus relates to the offering by the Company of 434,416 shares of Common Stock which may be acquired by exercise of 434,416 Warrants.

     The exercise period of the Warrants commenced on July 10, 1995 and extends for three years unless the Warrants are earlier called for redemption by the Company. The Company may call the Warrants for redemption on 30 days prior written notice at a price of $.05 per Warrant within the term of the Warrants if the closing bid price of the Company's Common Stock exceeds the exercise price of the Warrants by at least 50% ($5.63) during a period of at least 20 of the 30 trading days immediately preceding the notice of redemption and the Company has in effect a current registration statement. This Amended Prospectus is part of a current registration statement. The Company has not elected to call the Warrants for redemption, but may choose to do so in the future.

     In addition, in connection with the Company's public offering of securities pursuant to a Prospectus dated July 10, 1995, the Company sold to Cohig & Associates, Inc. and Neidiger/Tucker/Bruner, Inc. and their designees, the Representatives of the Underwriters, for $100 options to purchase an aggregate of 160,000 shares of Common Stock and 80,000 Warrants to purchase 80,000 shares of Common Stock (the "Representatives' Securities"). The Representatives' Securities are exercisable for a four-year period which commenced July 10, 1996 at $3.225 per share of Common Stock and at $.15 per Warrant. The Warrants have the same exercise price ($3.75) as the Warrants issued to the public. This Amended Prospectus also relates to the Representatives' Securities.

     The Company's Common Stock and Warrants are traded on the Nasdaq National Market under the symbols NFLI and NFLIW, respectively. On March 17, 1997, the closing prices of the Common Stock and Warrants were $9.88 per share and $6.63 per Warrant, respectively. See "Price Range of Securities."

                                 _____________

         FOR INFORMATION CONCERNING CERTAIN RISKS, SEE "RISK FACTORS".
                                 _____________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                  PRICE TO PUBLIC     UNDERWRITING       PROCEEDS TO
                                      DISCOUNTS(1)     COMPANY(1)(2)(3)
--------------------------------------------------------------------------------
Per Share......    $  3.75               $0.00                $  3.75
--------------------------------------------------------------------------------
Total..........   $1,629,060             $0.00               $1,629,060
================================================================================

(1) This Offering is being conducted by the Company. No commissions will be paid in connection with the exercise of any of the Warrants.
(2) Before deducting offering expenses payable by the Company of approximately $70,000.
(3)     Assumes exercise of all Warrants, of which there is no assurance.

             The date of this Amended Prospectus is March __, 1997

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR TO THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS AMENDED PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH IT IS UNLAWFUL FOR SUCH PERSON MAKING SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission ("the Commission"). Reports, proxy statements and other information concerning the Company may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 as well as at its offices at Northwestern Atrium Center, 500 W. Madison St., Ste. 1400, Chicago, Illinois 60661 and Seven World Trade Center, Ste. 1300,New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth St., N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. Electronic filings are publicly available through the Commission's Web site (www.sec.gov).

     The Company intends to furnish its shareholders with annual reports, which will include audited financial statements.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Amended Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof. Statements herein concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the contract or other document filed as an exhibit to the Registration Statement. Any interested party may obtain copies of all or any portion of the Registration Statement and its exhibits at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth St., N.W., Room 1024, Washington, D.C. 20549.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Amended Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact included in this Amended Prospectus, including without limitation, the statements under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position and liquidity, the Company's operations and proposed operations, and other matters, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Amended Prospectus, including without limitation in conjunction with the forward-looking statements included in this Amended Prospectus.

--------------------------------------------------------------------------------
                              PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus or incorporated by reference herein. Throughout this Prospectus, Nutrition For Life International, Inc. and its predecessors are referred to collectively as the "Company". All information with respect to the Common Stock and per share amounts herein have been adjusted, unless otherwise indicated, to give effect to a three-for-five split of the Company's Common Stock effected in July 1995 and a two-for-one split of the Company's Common Stock effected in December 1995.

                                  THE COMPANY

     The Company develops products that are designed for health-conscious consumers, and sells those products to consumers through its network of independent distributors. The Company has developed a network of approximately 87,200 distributors. The Company offers a product line of approximately 320 products in eight categories, including nutritional supplements, health foods, weight management items, skin care products, and other consumer products.

     The Company develops products that it believes will have market appeal to its distributors and their customers, and assists its distributors in building their own businesses. The Company assists its new distributors in starting their business without the normal start-up costs and other difficulties usually associated with new ventures. The Company provides product development, marketing aids, customer service, and essential record-keeping functions for its distributors. The Company also provides other support programs to the distributors including international teleconferencing calls, international and regional seminars, a proprietary "monthly" magazine, business training systems and a site on the Worldwide Web of the Internet (www.nutritionforlife.com).

     Distributors actively recruit interested people to become new distributors for the Company. These recruits are placed beneath the recruiting distributor in the "network" and are referred to by the Company as that distributor's "downline". Distributors earn commissions on sales generated by the distributors in their downline as well as on the sales they generate directly.

     The Company's marketing program is designed to provide incentive for distributors to build an organization of recruited distributors in their downline to maximize their earning potential. The Company has experienced a substantial increase in the number of distributors. The number of distributors increased from approximately 37,800 on September 30, 1994 to 57,300 on September 30, 1995. During the year ended September 30, 1996, the number of distributors increased to 87,400. At December 31, 1996, the Company had approximately 87,200 distributors. The Company's continued growth depends to a significant degree on its ability to retain and motivate its existing distributors and to attract new distributors. In addition, in 1996 the Company's marketing program became the subject of regulatory scrutiny and the Company was named as a defendant in class action lawsuits. These matters have had a material effect on the Company's operations and financial condition and could materially impact the Company in the future. See "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings".

     The Company purchases most of its products directly from manufacturers and sells them to its independent distributors located in all 50 states, the District of Columbia, Canada, Guam, Korea, the Philippines, Puerto Rico and the United Kingdom. The Company expects to expand its efforts in these countries and in other parts of the world.

     The Company intends to pursue its business strategy of increasing sales and profitability by (1) attracting and retaining distributors to its network marketing system; (2) increasing product sales; and (3) expanding its marketing activities into new international markets. The Company also intends to pursue potential opportunities for growth through mergers and acquisitions of complimentary businesses.

     The Company's offices are located at 9101 Jameel Street, Houston, Texas 77040. Its telephone number is (713)460-1976.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                 THE OFFERING

Securities offered ..............................  Common Stock, $.01 par value

Exercise Price Per Warrant.......................  $3.75

Common Stock outstanding prior to the
Offering ........................................  5,589,701 shares

Common Stock outstanding after the
Offering (1)    .................................  6,024,117 shares

Use of proceeds .................................  For general corporate purposes and working capital

NASDAQ Symbols:

     Common Stock ...............................  NFLI

     Warrants ...................................  NFLIW

_________

(1) Assuming the exercise of all outstanding Warrants. Does not include shares of Common Stock issuable upon exercise of the Representatives' Securities and options issued or reserved for issuance by the Company. See "Management"; "Description of Securities" and "Financial Statements".

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            SUMMARY FINANCIAL DATA
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)

                                                         YEARS ENDED               THREE MONTHS ENDED
                                                         SEPTEMBER 30,                 DECEMBER 31,
                                                         -------------                 ------------
STATEMENTS OF OPERATIONS DATA:                       1996           1995           1996          1995
                                                     ----           ----           ----          ----
                                                                                      (UNAUDITED)
Net sales........................................    $97,404        $32,290           $19,269    $21,262
Gross profit.....................................     29,577          8,774             5,085      6,770
Operating income (loss)..........................     13,347          2,921              (496)     3,869
Net income (loss)................................      8,705          2,244            (4,496)     2,553
Earnings (loss) per share:
  Primary........................................       1.36            .65              (.71)       .40
  Fully diluted..................................       1.36            .51              (.71)       .39
Weighted average number of shares outstanding(1):
  Primary........................................      6,405          3,437             6,320      6,419
  Fully diluted..................................      6,405          4,444             6,320      6,555
Operating Data:
  Number of distributors (2).....................     87,400         57,300            87,200     68,800
  Average monthly sales per distributor (3)......    $   112        $    58           $    74    $   112
  Total products offered.........................        320            270               320        270


Balance Sheet Data:..............................                                  DECEMBER 31,
                                                                                      1996
                                                                                      ----
                                                                                   (UNAUDITED)
  Working capital................................                                    $ 9,280
  Total assets...................................                                     29,155
  Total liabilities..............................                                     16,075
  Stockholders Equity............................                                     13,080

______________________

(1) The weighted average number of shares of Common Stock outstanding for each period presented has been calculated giving effect to a three-for-five stock split on July 10, 1995 and a two-for-one stock split on December 8, 1995, and after giving effect to dilutive stock options and warrants.

(2) Includes "active" distributors only at the end of the period indicated. The Company regards distributors as "active" if they have purchased product from the Company during the preceding twelve months.

(3)  Computed using a simple average for the periods indicated.

-------------------------------------------------------------------------------

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company, its business and this Offering before purchasing any of the Common Stock offered hereby.

RISKS RELATED TO THE COMPANY

     LOSS IN MOST RECENT QUARTER. Although the Company experienced rapid growth in sales and income during its last three fiscal years, it incurred a substantial loss in its most recently completed quarter, which ended December 31, 1996. This loss was attributable primarily to accrual of expenses related to the conditional settlement of class action lawsuits against the Company. However, the Company also incurred a loss from operations in the December quarter and experienced a decline in net sales in that quarter as compared to the quarter ended December 31, 1995. In addition, the Company experienced significant increases in both cost of sales and marketing, distribution and administrative expenses as a percentage of net sales as compared to the quarter ended in December 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company has increased its infrastructure during its growth phase. Particularly in view of the Company's increased level of expenditures, the Company's future operating results will be negatively impacted if the Company is not successful in regaining its growth in sales.

     DISTRIBUTOR NETWORK. The Company's products are distributed through an extensive network marketing system of distributors. Distributors are independent contractors who purchase products directly from the Company for resale and/or for their own use. Distributors typically work on a part-time basis for the Company, and may engage in other business activities, including the sale of products offered by competitors of the Company. The Company has experienced rapid growth in its number of distributors during the past three fiscal years. At September 30, 1996, the Company had 87,400 distributors. However, at December 31, 1996, the number of distributors had decreased slightly to 87,200. The Company's growth depends to a significant degree on its ability to retain and motivate its existing distributors and to attract new distributors by continuing to offer new products and new marketing programs.

     REGULATORY SCRUTINY AND LEGAL PROCEEDINGS. The Company's network marketing system is subject to governmental laws and regulations generally directed at ensuring that product sales are made to consumers of the products and that compensation and advancement within the marketing organization is based on sales of products rather than investment in the organization. These laws and regulations include the federal securities laws, matters administered by the Federal Trade Commission and various state anti-pyramid and business opportunity laws. Although the Company believes that it is in compliance with all such laws and regulations, the Company remains subject to the risk that, in one or more of its present or future markets, its marketing system or the conduct of certain distributors could be found not to be in compliance with applicable laws or regulations. Failure by the Company or significant distributors to comply with these laws and regulations could have an adverse material effect on the Company in a particular market or in general.

     To become a distributor of the Company, a person must be sponsored by an existing distributor, sign the official Distributor Agreement, and purchase a "distributor success kit" from the Company, which is currently priced at $49. The Company's distributors earn the right to receive commissions upon obtaining the level of "executive." Executive level distributors may earn commissions on sales generated by other distributors in their downline organization. There are three ways for a distributor to meet the requirement to become an executive, which can be met the same day he or she enrolls as a distributor or over an extended period of time at the election of the distributor. The Company previously used the terminology of "Instant Executive Program" to reference the qualifications for becoming an executive distributor on an accelerated basis. The Instant Executive Program, particularly as marketed by Kevin Trudeau, a key independent distributor, and his marketing organization, has been the subject of legal and regulatory scrutiny.

     In April 1996 the Attorney General of the State of Illinois (the "Attorney General") filed suit against the Trudeau Marketing Group, Inc., Kevin Trudeau and Jules Leib, People v. Trudeau (the "Illinois Suit") alleging
                -----------------
violations of the Illinois Consumer Fraud and Deceptive Practices Act and the Illinois Business Opportunities Sales Law of 1995 by, among other things, operating a "pyramid sales scheme." Mr. Leib works with Mr. Trudeau. In addition, the Secretary of State of the State of Illinois issued to Mr. Trudeau and the Trudeau Marketing Group a Summary Order to Cease and Desist prohibiting them from offering or selling "business opportunities" in the State of Illinois. Generally, a "business opportunity" is an agreement involving sales of products or services enabling the purchaser to start a business when the purchaser is required to pay more than $500. Many other states have "business opportunity" statutes. See "Business-Distribution and Marketing" for further information regarding Mr. Trudeau.

     The Company was not named as a defendant in the Illinois Suit, but the Company's management viewed the Illinois Suit as an opportunity to discuss the Company's marketing program and to resolve confusion surrounding the program. On July 16, 1996, the Company entered into an "Assurance of Voluntary Compliance" (the "AVC") with the Illinois Attorney General. The AVC preserves the ability of a new distributor to become an executive distributor the day that he or she enrolls by purchasing at least $1,000 in qualifying products and by joining the Order Assurance Program and Master Developer Series. Under the AVC, the Company will maintain its same executive level qualifications, but to aid clarification, it will no longer use the "Instant Executive" designation. The Company entered into similar agreements with the States of Florida, Hawaii, Idaho, Kansas, Kentucky, Michigan, Missouri, New Jersey and Pennsylvania. The Company has agreed that in Florida, distributors who want to receive commissions must state, when placing orders, that they have sold to consumers 70% of their prior comissionable product purchase. The Company has agreed to establish procedures to independently verify consumer sales on a random basis and to sanction distributors submitting false information. The Company may negotiate agreements with other states. See "Business-Distribution and Marketing".

     The effect of the implementation of the measures in the AVC, including the requirement that executive distributors must make at least five retail sales in a month, and of any agreements the Company may make with other states, is uncertain. Implementation of these agreements may be expensive and could make the program less attractive to distributors. These factors could impact the Company's future operating results. Moreover, because the Company has not operated under these agreements for an extended period of time, there may be other consequences which are not presently ascertainable and which could adversely affect the Company.

     The Company has been informed that in July 1996, Mr. Trudeau signed a consent decree resolving the lawsuit with the Illinois Attorney General and entered into a settlement agreement with the Illinois Secretary of State resolving the Cease and Desist Order. Among other things, Mr. Trudeau has agreed to abide by all applicable provisions of the AVC entered into between the Company and the Illinois Attorney General. The Company has also been informed that Mr. Leib signed a consent decree with the Illinois Attorney General.

     In April 1996, the Company received notice from the Securities and Exchange Commission of a formal order of private investigation into possible violations by the Company of the federal securities laws. In December 1996 the Company received a letter from the Securities and Exchange Commission notifying the Company that the staff inquiry had been terminated and that no enforcement action had been recommended at that time to the Commission.

     The Company does not believe that the manner in which it markets its products constitutes a "pyramid scheme" or a "security." The only financial requirement to become a distributor is to purchase a "distributor success kit" which is currently priced at $49. The Company does not pay a fee or other compensation to distributors as direct remuneration for enrolling distributors in their "downline"; and the Company encourages all distributors to retail their products to consumers who are not Company executives. In addition, the Company does not pay a fee or other compensation to distributors for sales of product to their downline; thus, all product purchases are to be consumed by the distributor or sold to the ultimate consumer. The Company believes that the efforts it has undertaken with the Illinois Attorney General and regulatory authorities in other states, which culminated in the AVC in Illinois and elsewhere, will assist the Company in complying with government laws and regulations in the future. Nonetheless, there can be no assurance that the appropriate authorities in any states will not initiate court proceedings against the Company for violation of applicable laws. In particular, there can be no assurance that one or more states will not contend that the Company or its distributors unduly emphasize recruiting new distributors, unduly reward those product sales made in connection with the recruitment of new executives, unduly emphasize immediate qualifications as an executive, unduly rely upon the Company's Order Assurance Program and/or inadequately promote product sales.

     CLASS ACTION LITIGATION. In August 1996, a suit was filed against the Company in the United States District Court for the Southern District of Texas, Houston Division (the "Federal Action"). Also named as defendants were Kevin Trudeau, a key distributor of the Company, the Trudeau Marketing Group, Inc., Bernard Sherman, the largest beneficial owner of the Company's Common Stock, certain officers of the Company, and Cohig & Associates, Inc. and Neidiger/Tucker/Bruner, Inc., the investment banking firms which previously served as underwriters of the July 1995 public offering of the Company's securities. The Federal Action was brought as a class action on behalf of persons who became "instant" executive distributors of the Company and on behalf of persons who purchased the Company's Common Stock and Warrants between July 11, 1995 and July 16, 1996.

     The principal allegations of the complaint in the Federal Action are that certain aspects of the executive distributor compensation program constituted an illegal pyramid scheme and the sale of an unregistered security and that the Company failed to disclose the alleged illegality of the program and failed to completely disclose Mr. Trudeau's past. The plaintiffs seek unspecified damages, costs and fees of litigation and punitive damages.

     In August 1996, a suit was also filed against the Company and the same defendants named in the Federal Action in the District Court of Harris County, Texas (the "State Action"). The State Action was brought as a class action on behalf of persons who purchased Common Stock and Warrants of the Company during the period from July 11, 1995 through July 16, 1996.

     The principal allegations of the complaint in the State Action are substantially similar to the Federal Action, i.e., that certain aspects of the executive distributor compensation program constituted an illegal pyramid scheme and that the Company failed to disclose that its outstanding financial results were directly attributable to the questioned aspects of its marketing practices and failed to adequately disclose Mr. Trudeau's past. The plaintiffs seek unspecified damages, costs and fees of litigation and punitive damages.

     In January 1997, the Company reached two preliminary settlement agreements which should resolve the class action lawsuits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings".

     NEGATIVE MEDIA AND OTHER REPORTS. The Company's ability to continue its growth is dependent upon the Company's success in retaining and motivating its existing distributors and in attracting new distributors. A significant part of the Company's recent growth is attributable to the efforts of Kevin Trudeau and his marketing organization (collectively referred to as "Trudeau"). Mr. Trudeau has twice been convicted of criminal charges during the past 10 years. See "Business-Distribution and Marketing" for biographical information concerning Mr. Trudeau. Trudeau has been particularly successful in recruiting new distributors who quickly attain executive level status with the Company.

     Mr. Trudeau's criminal past was highlighted in an article which appeared in The Wall Street Journal on January 19, 1996. The author of the article also
--- ---- ------ -------
questioned the legality of Trudeau's marketing practices and, in particular, the marketing of the instant executive program. Similar negative reports were published on the same day by Bloomberg, a news wire service, and by cable television station CNBC. Other negative media reports occurred subsequently.

     The Company believes that the negative reports in the financial media has had a negative impact on the Company's retention and recruitment of distributors. If the negative reports in the financial media or any legal developments continued, distributor recruitment and/or retention could suffer, and there could be an adverse effect on the Company's future sales. Moreover, even if the Company's operating results were unaffected, the negative media coverage could adversely impact the price of the Common Stock.

     In addition, an individual who several years ago was associated with, and a major shareholder of a predecessor of the Company, has embarked on a campaign to discredit and harm the Company and Mr. Trudeau. He has published negative statements on the Internet and elsewhere regarding the Company and Mr. Trudeau and has contacted various regulatory agencies to complain about the Company and Mr. Trudeau. In separate actions, the Company and Mr. Trudeau brought defamation lawsuits against this individual. The Company was awarded a default judgment in November 1996 and in February 1997 the court entered a partial final judgment enjoining the individual from making any communication about the Company. In his suit, Mr. Trudeau was awarded damages in a default judgment and this individual was enjoined from publishing the statements alleged to be defamatory in Mr. Trudeau's complaint against him. The individual has filed for bankruptcy and the Company does not expect to collect any part of its monetary judgment. There is a risk that this individual and/or others may engage in actions which would damage the reputation of the Company and adversely affect the Company's operations.

     STATEMENTS AND OTHER ACTIONS BY DISTRIBUTORS. The Company's distributors are required to sign the Company's official Distributor Agreement which requires them to abide by the Company's policies. Nonetheless, in certain instances distributors have created promotional material which does not accurately describe the Company's marketing program or may have made statements regarding potential earnings or other matters not in accordance with the Company's policies. Although the Company was not sued by regulatory authorities, such actions lead to increased regulatory scrutiny as described above. In order to assure itself that its policies and practices and those of its independent distributors conform to law and fairly protect the interests of consumers, the Company entered into an AVC with the State of Illinois and similar agreements with several other states. Among other things, the Company agreed in the AVC to more carefully monitor against misdescriptions by distributors of the Company's executive compensation plan. The Company has approximately 87,200 distributors. Although the Company intends to increase its efforts to monitor its distributors' statements and activities, there can be no assurance that the Company will be able to accomplish this objective and the Company could be subject to additional regulatory scrutiny and potential claims. In addition, distributors, including key distributors such as Kevin Trudeau, could make predictive statements about the Company's operations or other unauthorized remarks regarding the Company which the Company may be unable to control. Mr. Trudeau and other distributors are not authorized to make such statements on behalf of the Company. Nonetheless, statements or actions by Mr. Trudeau or other distributors could also adversely affect the Company.

     COMPETITION. The business of distributing and marketing vitamins and minerals, personal care items, weight management items, and other products offered by the Company is highly competitive. Numerous manufacturers, distributors and retailers compete actively for consumers. Many of the Company's competitors are substantially larger than the Company and have greater financial resources. The market is highly sensitive to the introduction of new products or weight management plans that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon the successful introduction of new products.

     The Company is subject to significant competition from other marketing organizations for the recruitment of distributors. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors. In the last quarter of the fiscal year ended September 30, 1995 and during the year ended September 30, 1996, one executive level distributor, Kevin Trudeau and his marketing organization, made a significant contribution to the growth of the Company. See "Business-Distribution and Marketing". Mr. Trudeau and the other distributors of the Company are not obligated to continue acting as distributors of the Company. There can be no assurance that the Company's programs for recruitment and retention of distributors will be successful. See "Business-Competition".

     DEPENDENCE ON KEY PERSONNEL. The Company's future success depends on the continued availability of certain key management personnel, including David P. Bertrand and Jana Mitcham, founders, officers and directors of the Company. The Company has obtained "key man" insurance on the lives of Mr. Bertrand and Ms. Mitcham with benefit amounts to the Company of $1,060,000 and $660,000, respectively. The Company has also entered into employment agreements with each of Mr. Bertrand and Ms. Mitcham. The Company's continued growth and profitability also depends on its ability to attract and retain other management personnel.

     FAMILY RELATIONSHIPS. At December 31, 1996, the Company employed approximately 210 persons. Of these 210 persons, 15 persons have a family relationship, through birth or marriage, with either David P. Bertrand or Jana Mitcham, executive officers of the Company. The Company's management believes that all of the Company's employees have been employed by the Company on the basis of their qualifications, and that their retention by, and advancement within, the Company has been, and will continue to be, determined by their individual performances as an employee of the Company, and not due to any family relationship. Nonetheless, due to the large number of family relationships, the potential for conflicts of interest could be significant.

     GOVERNMENT REGULATIONS. Although the Company confines its activities to marketing and distribution, the manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by federal agencies, including the Food and Drug Administration (the "FDA"), the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service and the United States Environmental Protection Agency. These activities are also subject to regulation by various agencies of the states and localities in which the Company's products are sold. In October 1994 the "Dietary Supplement Health and Education Act of 1994" was enacted. The FDA has not yet reconciled its existing regulations with this new legislation. Therefore, the Company cannot determine to what extent any changed or amended regulations will affect its business. The Company cannot determine what effect currently proposed FDA regulations, when and if promulgated, will have on its business in the future. Such regulations could, among other things, require expanded or different labeling, the recall or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. In addition, negative publicity associated with a regulatory inquiry regarding products sold by the Company may adversely affect the Company. See "Business-Distribution and Marketing". The Company cannot predict whether new legislation regulating its activities will be enacted, which new legislation could have a material adverse effect on the Company. See "Business-Government Regulations".

     EXPANSION INTO FOREIGN MARKETS. Although the Company intends to continue to expand into foreign markets, there can be no assurance that the Company can open markets on a timely basis or that such new markets will prove to be profitable. Significant regulation and legal barriers must be overcome before marketing can begin in any foreign market. Also, before marketing has commenced, it is difficult to assess the extent to which the Company's products and sales techniques will be successful in any given country. In addition to significant regulatory barriers, the Company may also expect problems related to entering new markets with different cultural bases and legal systems from those encountered in the past. See "Business-Markets". Moreover, expansion of the Company's operations into new markets entails substantial working capital and capital requirements associated with regulatory compliance.

     EFFECT OF EXCHANGE RATE FLUCTUATIONS. The Company has commenced efforts to expand its marketing organization in foreign countries. As a result, exchange rate fluctuations may have a significant effect on its sales and the Company's gross margins. Further, if exchange rates fluctuate dramatically, it may become uneconomical for the Company to establish or continue activities in certain countries.

     NO FIRM CONTRACTS WITH SUPPLIERS OR MANUFACTURERS. The Company does not have any written contracts with any of its suppliers or manufacturers or commitments from any of its suppliers or manufacturers to continue to sell products to the Company. A substantial portion of the products purchased by the Company have been supplied by NION Laboratories ("NION"). Richard S. Kashenberg, a director of the Company, served as the chief executive officer of NION until December 1996. Mr. Kashenberg is currently a consultant to NION. Until June 1995 NION was owned by Shermfin Corp., the Company's largest shareholder, and Mr. Kashenberg. Since June 1995, NION has been owned by a privately held corporation with no affiliation with the Company other than Mr. Kashenberg's positions with NION. Since June 1995 NION has continued to be a principal supplier of product to the Company and the Company believes that its relationship with NION is satisfactory. However, there can be no assurance that NION will continue to be a significant and reliable supplier to the Company. The Company does not have long term supply agreements with NION or any other vendor. Accordingly, there is a risk that any of the Company's suppliers or manufacturers could discontinue selling their products to the Company for any reason. Although the Company believes that it could establish alternate sources for most of its products, any delay in locating and establishing relationships with other sources could result in product shortages and back orders for the products, with a resulting loss of revenues to the Company. In addition, such delays could interrupt momentum in growth of product sales and distributor recruitment.

     PRODUCT LIABILITIES. Although the Company does not engage in the manufacture of any of the products it markets and distributes, the Company could be exposed to product liability claims. The Company has not had any such claims to date. Although the Company maintains product liability insurance which it believes to be adequate for its needs, there can be no assurance that the Company will not be subject to claims in the future or that its insurance coverage will be adequate.

     DIVIDENDS. The Company declared an initial cash dividend of $.02 per share of Common Stock in September 1996. The Company paid a dividend of $.02 per share of Common Stock in January 1997 and has authorized the payment of a dividend of $.02 per share of Common Stock in March of 1997. Although it is the Company's present intent to declare dividends on a quarterly basis, the determination of whether to pay dividends will be made by the Board of Directors and will depend on many factors. See "Dividend Policy".

RISKS OF THE OFFERING

     CONTROL BY PRINCIPAL SHAREHOLDERS. Following completion of this offering, the Company's officers and directors and their affiliates will beneficially own approximately 39% of the then issued and outstanding shares of Common Stock. There are no cumulative voting rights under the Company's Articles of Incorporation and, therefore, these shareholders could possess the ability to elect all of the directors of the Company, to increase its authorized capital, to dissolve or merge the Company or to sell its assets and generally to exert substantial control over the business and operations of the Company. See "Principal Shareholders" and "Description of Securities".

     SHARES ELIGIBLE FOR FUTURE SALE.   Upon completion of this offering, the
Company will have 6,024,117 shares of Common Stock outstanding. The shares issued in this offering and the shares previously outstanding will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act.

     The Company's officers and directors and their affiliates own beneficially 2,365,952 shares of Common Stock, of which 2,022,852 shares are currently eligible for sale in the public market pursuant to Rule 144. In addition, the Company has agreed to register the 360,000 shares issued to Shermfin Corp. in July 1995 at the request of Shermfin Corp. during the period commencing July 10, 1996 and ending July 10, 1999. The Company has also agreed to register an aggregate of 120,000 shares of Common Stock for resale by KT Corp., an affiliate of Kevin Trudeau, and Nightingale-Conant Corporation, a supplier to the Company. See "Shares Eligible for Future Sale".

     INABILITY TO EXERCISE WARRANTS. It is possible that the Warrants could be acquired by persons residing in jurisdictions where the Company is unable to qualify the shares underlying the Warrants for issuance upon exercise. Warrant holders residing in such jurisdictions would have to sell their Warrants or they would be called for redemption. Also, it is possible the Company may be unable, for unforeseen reasons, to cause the registration statement of which this Amended Prospectus is a part, to remain current. If a current registration statement is not in effect, the Warrants cannot be exercised. If that occurred, the Company would extend the period for redemption so that holders of the Warrants would be permitted a minimum period of 30 days to exercise the Warrants.

     POTENTIAL REDEMPTION OF THE WARRANTS. The Company may call all of the Warrants for redemption at a redemption price of $.05 per Warrant on 30 days' prior written notice within the term of the Warrants if the closing bid price of the Common Stock exceeds the exercise price by at least 50% ($5.63) during a period of at least 20 of the 30 trading days immediately preceding the notice of redemption and the Company has in effect a current registration statement. If the Company determines to redeem the Warrants, holders of Warrants could either exercise their warrants, sell such Warrants in the market or tender their Warrants to the Company for redemption. See "Description of Securities - Warrants".

     REGULATION M. Pursuant to Regulation M promulgated under the Securities Exchange Act of 1934, as amended, certain persons must refrain from purchasing and other market making activities during a distribution of securities. The provisions of Regulation M may impact the liquidity of the market for the Company's securities if, as contemplated, certain holders of the Representatives' Securities acquire Common Stock pursuant to this Prospectus. These brokerage firms may need to suspend any then existing market making activities during the period when their affiliates are effecting sales of Common Stock.

     SHARES AVAILABLE FOR ISSUANCE; POSSIBLE ADVERSE IMPACT OF ISSUANCE OF PREFERRED STOCK. The Company is authorized to issue 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. A total of 6,024,117 shares of Common Stock will be issued and outstanding immediately after the offering. Therefore, a substantial number of authorized shares of Common Stock will be available for issuance. These shares may be issued at the discretion of the Board of Directors of the Company in accordance with the Texas Business Corporation Act (the "TBCA"). Unless otherwise required by the TBCA, as in the case of certain extraordinary actions, shareholder approval will not be required for the issuance of additional shares of Common Stock.

     The Company has available for issuance 1,000,000 shares of Preferred Stock. There are currently no shares of Preferred Stock outstanding. Shares of Preferred Stock may be issued by the Company in the future without shareholder approval and upon such terms as the Company's Board of Directors may determine. The rights of the holders of Common Stock will be subject to and may be affected adversely by the rights of holders of any Preferred Stock that may be issued in the future. The availability of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a third party from acquiring control of the Common Stock. The Company has no plans to issue any shares of Preferred Stock. See "Description of Securities - Preferred Stock".

     DILUTION. Purchasers of Common Stock in the offering will suffer immediate dilution of $1.37 per share or 36.5% in the net tangible book value of their investment. See "Dilution".

                                  THE COMPANY

     The Company is a Texas corporation organized in September 1993 to be the surviving corporation of the merger (the "Merger") of the Company and its predecessors, Nutrition Express Corporation of Colorado, Inc. ("NEC-Colorado") and Nutrition Express Corporation of Utah, Inc. ("NEC-Utah"). The Merger was effected in June 1994.

     Prior to the Merger each of NEC-Colorado and NEC-Utah owned a 50% interest in Nutrition for Life International, a Texas partnership formed in 1989 (the "Partnership"). As a result of the Merger, the assets and liabilities of the Partnership, as well as those of NEC-Colorado and NEC-Utah, have become the assets and liabilities of the Company. The Company has continued the business operations of the Partnership as they were previously conducted. The Merger was effected primarily to eliminate the cumbersome structure of the Partnership and its two public corporate partners, which was costly to maintain and difficult for distributors and others to understand.

     The Merger was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the Company's financial statements have been restated for all periods prior to the Merger to reflect the results of operations, financial positions and cash flows of the companies in the Merger on a historical cost basis. See "Financial Statements".

     The Company's offices are located at 9101 Jameel Street, Houston, Texas 77040. Its telephone number is (713) 460-1976.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 434,416 shares of Common Stock being offered by the Company are estimated to be $1,559,060. Net proceeds of the offering will be used for general corporate purposes and working capital. Pending these uses, the net proceeds of this offering will be invested in short-term, interest bearing, investment grade securities, including government obligations or other money market instruments.


                                   DILUTION

     The net tangible book value of the Company at December 31, 1996 was $12,789,214 or $2.30 per share. Net tangible book value per share represents the total net tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into effect any other changes in the net tangible book value after December 31, 1996, other than to give effect to the sale by the Company of an additional 434,416 shares of Common Stock pursuant to exercise of Warrants (at the exercise price of $3.75 per share) and the receipt of net proceeds therefrom of $1,559,060, the net tangible book value of the Company at December 31, 1996 would have been $14,348,274 or $2.38 per share. This represents an immediate increase in the net tangible book value of $.08 per share to existing stockholders and an immediate dilution of $1.37 per share to new investors. The following table illustrates this per share dilution:

     Public offering price per share of Common Stock......................................................  $3.75

     Net tangible book value per share of Common Stock at December 31, 1996........  $2.30
      Increase per share of Common Stock attributable to purchase of Common Stock
      by Warrant holders in this offering..........................................    .08
                                                                                       ---
     Net tangible book value per share of Common Stock at December 31, 1996, as adjusted to reflect this offering...................................................................  $2.38
                                                                                                            -----

     Dilution per share of Common Stock to new investors in this offering.................................  $1.37
                                                                                                            =====
     Dilution as a percentage of offering price...........................................................   36.5%
                                                                                                            =====

                                DIVIDEND POLICY

     The Company declared its first cash dividend on its Common Stock in September 1996. The dividend of $.02 per share was paid in October 1996. Another dividend of $.02 per share of Common Stock was declared in December 1996 and paid in January 1997. Another dividend of $.02 per share of Common Stock was declared in February 1997 for payment in March 1997. The Company currently intends to declare dividends in this amount on a quarterly basis. However, the determination of the payment of dividends in the future will be within the discretion of the Company's Board of Directors and will depend on the earnings, capital requirements and operating and financial condition of the Company, among other factors.

                           PRICE RANGE OF SECURITIES

     Since July 1995, the Common Stock has traded on the National Market System of The Nasdaq Stock Market under the symbol "NFLI". From June 1994 to July 1995, the Common Stock was traded on the Electronic Bulletin Board system operated by the National Association of Securities Dealers, Inc. Quotations in the table below for the periods prior to the quarters ended September 30, 1995 reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily reflect actual transactions. The quotations for the quarters ended September 30, 1995 and thereafter represent the range of high and low trade quotations. For the earlier periods, the quotations reflect the high bid and low bid prices. The quotations have been adjusted to give effect to a three-for-five split of the Common Stock effected on July 10, 1995 and a two-for-one split of the Common Stock effected on December 8, 1995.

     The Warrants commenced trading in July 1995 on the National Market System of The Nasdaq Stock Market under the symbol "NFLIW".

                                   Common Stock                Warrants
                                  --------------             -------------
Quarter Ended                   High          Low          High          Low
-------------                   ----          ---          ----          ---
Fiscal 1995
-----------
December 31, 1994...........   $ 1.67        $ 1.25
March 31, 1995..............     3.54          1.67
June 30, 1995 ..............     3.65          1.67
September 30, 1995..........     9.50          2.50       $ 5.63        $ 0.25

Fiscal 1996
-----------                     24.00          8.63        20.13          5.00
December 31, 1995...........
March 31, 1996..............    35.00         16.75        31.50         13.00
June 30, 1996...............    23.00          8.50        19.25          5.00
September 30, 1996..........    17.75          9.50        14.25          6.50

Fiscal 1997
-----------                     17.50         11.00        14.00          8.25
December 31, 1996...........

     On March 17, 1997, the closing prices of the Common Stock and Warrants were $9.88 per share and $6.63 per Warrant, respectively. As of September 30, 1996, there were 1,433 record holders of Common Stock.

--------------------------------------------------------------------------------

                            SELECTED FINANCIAL DATA

     The selected financial data presented below for each year in the four-year period ended September 30, 1996 have been derived from the audited financial statements of the Company included elsewhere in this Prospectus.
The selected financial data for the year ended September 30, 1992 is derived from the unaudited financial statements of the Company prepared on the same basis as the audited financial statements and contains all adjustments (consisting of normal recurring accruals) that management believes are necessary for a fair presentation of such data. The data presented below should be read in conjunction with the Company's financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                 YEARS ENDED SEPTEMBER 30,
                                                        -----------------------------------------------------------------------
                                                         1996            1995            1994            1993            1992
                                                        -------         -------         -------         -------         -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
Statements of operations:
  Net sales.......................................      $97,404         $32,290         $17,583         $13,838         $14,028
  Gross profit....................................       29,577           8,774           4,801           3,686           3,033
  Operating income (loss).........................       13,347           2,921             442             136            (256)
  Net income (loss)...............................        8,705           2,244             250 (4)          85            (352)
  Earnings (loss) per share:
  Primary.........................................         1.36             .65            0.09            0.03           (0.13)
  Fully diluted...................................         1.36             .51            0.08            0.03           (0.13)
Weighted average number of shares outstanding (1):
  Primary.........................................        6,405           3,437           2,824           2,824           2,824
  Fully diluted...................................        6,405           4,444           3,792           3,792           3,792
Operating data:
  Number of distributions (2).....................       87,400          57,300          37,800          29,500          31,500
  Average monthly sales per distributor (3).......      $   112         $    58         $    44         $    38         $    38
  Total products offered..........................          320             270             258             236             242


-----

(1) The weighted average number of shares of Common Stock outstanding for each period presented has been calculated giving effect to a three-for-five stock split on July 10, 1995 and a two-for-one stock split on December 8, 1995, and after giving effect to dilutive stock options and warrants.

(2) Includes "active" distributors only at the end of the period indicated. The Company regards distributors as "active" if they have purchased product from the Company during the preceding twelve months.

(3)  Computed using a simple average for the periods indicated.

(4)  Net income is net of a $181,243 preferred stock conversion expense.


                   SELECTED QUARTERLY FINANCIAL INFORMATION



                                                    Quarter Ended
                                                    -------------
                            December 31       March 31         June 30    September 30     Fiscal Year
                            -----------       --------         -------    ------------     -----------
                                        (In thousands, except Per Share and Operating Data)
        Fiscal 1996
Net sales                       $21,263         30,315          26,281          19,545          97,404
Gross profit                      6,770          9,677           8,240           4,890          29,577
Operating income                  3,869          5,561           3,284             633 (1)      13,347
Net income                        2,553          3,642           1,877             633           8,705

Dividends per share                                                              $0.02            0.02

        Fiscal 1995
Net sales                        $5,235          6,012           7,943          13,100          32,290
Gross profit                      1,470          1,546           1,941           3,817           8,774
Operating income                    267            308             576           1,770           2,921
Net income                          238            283             551           1,172           2,244

(1)  Includes a $782,000 charge for resolution of the state regulatory issues.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS - OVERVIEW

     The following table sets forth for the periods indicated the percentages which selected items in the Consolidated Statement of Operations bear to net sales:

                                                                          Three Months Ended
                                                                          -------------------
                                        Years Ended September 30,              December 31,
                                        -------------------------              ------------

                                     1996         1995         1994          1996         1995
                                     ----         ----         ----          ----         ----
Net Sales                            100.0%       100.0%       100.0%       100.0%        100.0%
Cost of sales                         69.6         72.8         72.7         73.6          68.2
                                      ----         ----         ----         ----          ----
Gross profit                          30.4         27.2         27.3         26.4          31.8
Marketing, distribution and
 administrative expenses              16.7         18.1         24.8         29.0          13.6
                                      ----         ----         ----         ----          ----
Income (loss) from operations         13.7          9.1          2.5         (2.6)         18.2
Other income (expense), net            0.6          0.3         (0.1)       (32.6)          0.6
                                       ---          ---         ----        -----           ---
Income (loss) before income
 tax expense (benefit)                14.3          9.4          2.4        (35.2)         18.8
Income tax expense (benefit)           5.4          2.4          0.0        (11.8)          6.8
                                       ---          ---          ---        -----           ---
Net income (loss)                      8.9          7.0          2.4        (23.4)         12.0
Preferred stock conversion             0.0          0.0          1.0          0.0           0.0
                                       ---          ---          ---          ---           ---
Net income (loss) applicable to
 common shares                         8.9%         7.0%         1.4%      (23.4)%         12.0%
                                       ===          ===          ===       ======          ====

THREE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1995

     Net sales for the three months ended December 31, 1996 decreased by $1,993,000 or 9.4% to $19,269,000 as compared to net sales of $21,262,000 for the three months ended December 31, 1995. At December 31, 1996, the Company had approximately 87,200 distributors compared to approximately 68,800 at December 31, 1995 and 87,400 at September 30, 1996. The ability of the Company to increase its number of distributors and its sales per average number of distributors is material to the growth of the Company. Management believes that the regulatory scrutiny and legal proceedings initiated in the year ended September 30, 1996, as well as the negative media reports, were significant factors affecting distributor recruitment and retention and sales efforts by distributors during the last two quarters of fiscal 1996 and the first quarter of fiscal 1997. Although the Company has resolved many of these issues, the ability of the Company to regain its former rate of growth cannot be predicted with certainty. The decrease in net sales is recapped below:

     New executive initial purchases                             $(8,957,000)

     Increase in sales due to increased number of distributors     8,169,000

     Decrease in distributor average sales                        (1,205,000)
                                                                  -----------

                                                                 $(1,993,000)
                                                                 ============

     The decrease in net sales was primarily due to fewer new distributors electing to qualify immediately as executives. The Company's net sales per average number of distributors per month decreased from $112 during the three months ended December 31, 1995 to $74 for the three months ended December 31, 1996. No one distributor has directly accounted for more than 5% of the Company's net sales during either of the three month periods ended December 31, 1996 and 1995.

     Cost of sales decreased by $307,000 or 2.1% to $14,185,000 for the three months ended December 31, 1996 from $14,492,000 for the three months ended December 31, 1995. Cost of sales as a percentage of net sales increased from 68.2% in the three months ended December 31, 1995 to 73.6% in the three months ended December 31, 1996. Cost of sales, which includes product costs, commissions and bonuses paid to distributors, and shipping costs, is recapped below:

                                                          Three months ended
                                                              December 31,
                                                              ------------
                                                        1996              1995
                                                        ----              ----
     Product costs                                     29.5%             24.7%
     Commissions and bonuses paid to distributors      38.2              39.2
     Shipping costs                                     5.9               4.3
                                                       ----              ----
                                                       73.6%             68.2%
                                                       ====              ====

     The percentage of product costs increased 4.8% primarily as a result of the reduction in the number of new executive initial purchases, which carried a lower product cost margin than the products sold individually. In addition, there has been an increase in the amount of literature sales which carry a higher product cost margin. The percentage of commissions and bonuses paid to distributors decreased 1.0% because the products with higher product cost margins have a reduced base for the calculation of commissions and bonuses. Shipping costs increased 1.6% primarily as a result of the reduction in the number of new initial purchases mentioned above. In other words, proportionately there are more small orders which have higher associated shipping costs.

     Gross profit decreased 24.9% or $1,685,000 from $6,770,000 for the three months ended December 31, 1995 to $5,085,000 for the three months ended December 31, 1996. Gross profit as percentage of net sales decreased from 31.8% for the three months ended December 31, 1995 to 26.4% for the three months ended December 31, 1996.

     Marketing, distribution and administrative expenses increased $2,679,000 or 92.3% from $2,902,000 for the three months ended December 31, 1995 to $5,581,000 for the three months ended December 31, 1996. As a percentage of net sales, marketing, distribution, and administrative expenses increased to 29.0% for the three months ended December 31, 1996 from 13.6% for the three months ended December 31, 1995. The dollar increase resulted primarily from greater personnel costs, postage, professional fees, and facilities lease costs to support the growth in the Company's infrastructure and a $1,200,000 accrual for a special award for a group of executives as described below. Particularly in view of the Company's increased level of expenditures, the Company's future operating results will be negatively impacted if the Company is not successful in regaining its growth in sales experienced during the first half of fiscal 1996.

     The Company has also determined that, in connection with the recruitment of certain distributors by Kevin Trudeau, a key distributor of the Company, certain representations may have been made regarding entitlement to benefits or prizes, principally cruises, as performance incentives to these distributors. Mr. Trudeau is not an officer or director of the Company and the Company does not believe that it is legally responsible for any such representations. However, in the interest of promoting good distributor relations, the Company intends to offer certain distributors the right to participate in cruises at the Company's expense. The Company believes these cruises have significant motivational value. The Company may utilize the cruises for marketing purposes with other distributors, and include product seminars and other marketing programs as part of the cruises. The Company estimates that its cost will be approximately $1,200,000 for these programs, which has been accrued in the three months ended December 31, 1996.

     Income (loss) from operations for the three months ended December 31, 1996 decreased $4,365,000 or 112.8% to a $496,000 operating loss from $3,869,000 operating income for the three months ended December 31, 1995, principally as a result of lower level of net sales, the decrease in the gross profit as a percentage of sales, and the increase in marketing, distribution and administrative expenses. Income from operations as a percentage of net sales decreased from 18.2% for the three months ended December 31, 1995 to a 2.6% operating loss for the three months ended December 31, 1996. The loss from operations for the three months ended December 31, 1996, includes approximately $237,000 of operating loss from the Company's wholly owned subsidiary located in the United Kingdom.

     Other income (expense) decreased to $6,282,000 of net other expense for the three months ended December 31, 1996 from $132,000 of net other income for the three months ended December 31, 1995. The decrease was primarily the result of the $6,425,000 incurred in the settlement of the class action lawsuits as described below.

     As a result of a loss before income tax expense (benefit) for the three months ended December 31, 1996, an income tax benefit of $2,281,000 has been accrued. Of this tax benefit, $2,249,000 relates to the tax effect of the settlement of the class action lawsuits. This resulted in a deferred tax asset of $3,670,000 as of December 31, 1996. It is Management's belief, based on prior operating results and expected future operating results, that it is more likely than not that the Company will utilize its entire net operating loss carry-forward before expiration.

     In January, 1997, the Company reached two preliminary settlement agreements which should resolve the class action lawsuits that were filed against the Company in 1996. Under the first Settlement Agreement, the Company has agreed to set aside a reserve fund of between $1.2 to $1.5 million to be paid, under certain provisions, to persons who became "instant executives" between April 1, 1995 and January 19, 1996. The Company will pay out of the reserve fund an amount equal to the 10% restocking charge which has been or would otherwise be imposed upon a refund to them, and refund the amount paid for any unused perishable product which the distributor has tendered or tenders for refund in an unused condition. Any amounts left in the reserve fund will be refunded to the Company six months after the final approval of the Settlement Agreement. Also under the first Settlement Agreement, the Company has agreed that persons who became "instant executives" between April 1, 1995 and April 15, 1996 will receive product of the Company's choice with a retail value equivalent to the face amount of any expired, unredeemed Order Assurance Program certificates held by those persons. The Company estimates that the cost of the product and shipping will be approximately $800,000.

     In the other Settlement Agreement, the Company agreed to pay up to $2 million to persons who purchased the Company's Common Stock or Warrants between July 11, 1995 and July 15, 1996 and lost money. The Settlement Agreements are subject to federal court approval. The Company estimates that its additional attorneys' fees, administrative costs and costs and fees of attorneys for the plaintiffs in the amount of approximately $2,125,000 will be incurred.

     Net loss was $4,496,000 for the three months ended December 31, 1996, a decrease of 276.1% compared to net income of $2,553,000 for the three months ended December 31, 1995. The decrease was principally the result of lower net sales, a lower gross profit margin, increased marketing, distribution and administrative expenses, and accrual of $6,425,000 for settlement of the class action lawsuits.

YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO YEAR ENDED SEPTEMBER 30, 1995

     Net sales for the year ended September 30, 1996 increased by $65,114,000 or 201.7% to $97,404,000 from $32,290,000 for the year ended September 30, 1995.
The increase in net sales is primarily the result of the Company increasing its number of distributors and its sales per average number of distributors. At September 30, 1996, the Company had approximately 87,400 distributors compared to approximately 57,300 at September 30, 1995. However, the rate of growth in the number of distributors slowed during the three months ended June 30, 1996 and September 30, 1996, respectively, to a net increase of 3,502 and 1,452 distributors. The ability of the Company to increase its number of distributors and its sales per average number of distributors is material to the growth of the Company. Management believes that the regulatory scrutiny and legal proceedings initiated in the year ended September 30, 1996, as well as the negative media reports, were significant factors affecting distributor recruitment and retention and sales efforts by distributors during the last two quarters of the year ended September

30, 1996. The Company has resolved certain of these issues, but the ability of the Company to regain the rate of growth realized during the first two quarters of the year ended September 30, 1996 cannot be predicted with certainty. The increase in net sales is recapped below:

     New executive initial purchases                $30,163,000

     Growth in sales due to increased number
          of distributors                            16,818,000

     Increase in distributor average sales           18,133,000
                                                     ----------
                                                    $65,114,000
                                                     ==========

     The Company's net sales per average number of distributors per month increased from $59 during the year ended September 30, 1995 to $112 for the year ended September 30, 1996. Approximately 46% of the increase in net sales was due to new distributors electing to purchase product to qualify as an executive under the program formerly known as the Instant Executive Program. No one distributor has directly accounted for more than 5% of the Company's net sales in any of the past three fiscal years.

     The Instant Executive Program had referred to an option by which a distributor could quickly attain the level of "executive". Executive level distributors may earn commissions on sales generated by other distributors in their downline organization. The Instant Executive Program, particularly as marketed by Kevin Trudeau, a key distributor of the Company, has been the subject of legal and regulatory scrutiny.

     In April 1996 the Attorney General of the State of Illinois (the "Attorney General") filed suit against the Trudeau Marketing Group, Inc., Kevin Trudeau, and Jules Leib, People v. Trudeau (the "Illinois Suit"). The Company was not
                -----------------
named as a defendant in the Illinois Suit, but the Company's management viewed the Illinois Suit as an opportunity to discuss the Company's marketing program and to resolve confusion surrounding the program. On July 16, 1996, the Company entered into an "Assurance of Voluntary Compliance" (the "AVC") with the Attorney General. The AVC preserves the ability of a new distributor to become an executive distributor the day that he or she enrolls by generating at least $1,000 in qualifying product volume and by joining the Order Assurance Program ("OAP") and Master Developer Series. Under the AVC, the Company will maintain its same executive level qualifications, but to aid clarification, it will no longer use the "instant executive" terminology.

     Other key features of the AVC focus on the Company's commitment to: (a) create an official explanation of its marketing and compensation plan and to prohibit distributors from creating their own explanations of how the marketing and compensation plan works; (b) make clear that there are no mandatory purchases of product to become a distributor; (c) take further steps to stress distributor compliance with the Company's policies and procedures; and (d) create a World Wide Web site on the Internet to provide more information about the Company's products and programs. The Company also agreed to provide distributor earnings disclosures, to make clear that executive distributors cannot earn commissions unless they are engaged in the sale of the Company's products to five consumers per month at retail, including procedures to verify retail sales, to take additional steps to encourage distributors to redeem OAP certificates for product and to limit the number of OAP certificates, and to monitor customer purchases. The Company also agreed to make a contribution to the Illinois Consumer Education Fund.

     The Company also entered into agreements with the states of Florida, Hawaii, Idaho, Kansas, Kentucky, Michigan, Missouri, New Jersey, and Pennsylvania. See "Business-Distribution and Marketing". The Company may enter into agreements with other states in the future.

     The Company expended significant time and resources engaging in the discussions with the Attorney General and other state attorneys general. Included in the results of operations for the year ended September 30, 1996 were expenses of approximately $782,000 related to the Company's resolution of these states' legal issues. These expenses included contributions to state funds, legal fees, costs associated with revised marketing literature and other distributor communications, and the establishment of a World Wide Web site on the Internet. In addition, uncertainty about the possible outcome of these discussions, the SEC investigation, the class action lawsuits and certain unfavorable media reports appears to have affected the efforts of some of the Company's distributors during the year ended September 30, 1996. The future effect of the resolution of these issues in Illinois, Florida and the other eight states, and the implementation of, and continued compliance with, the AVC could negatively impact the Company's future operating results. See "Risk Factors"; and "Business-Distribution and Marketing".

     The AVC preserves the OAP, a popular option for distributors. Under the OAP, a distributor may elect to enroll in a minimum ordering program to maintain eligibility for bonuses. Minimum orders ranging from $41 to $300 per month are automatically placed by credit card or check. So long as distributors continue to enroll in the OAP the Company is assured of sales and the distributor is assured participation in bonus programs. The Company has agreed in the AVC to take additional steps to encourage distributors to redeem OAP certificates for product and to limit the number of OAP certificates which may be issued. The OAP is voluntary and no restrictions are placed upon any participant's ability to exit the Program. As of September 30, 1996 and 1995, respectively, there were approximately 41,700 and 18,000 participants in this Program. On the average during the year ended September 30, 1996, the Company issued OAP certificates for approximately 40% of the participants. The percentage for the comparable period in 1995 is not available.

     The Company recognizes revenues on the OAP certificates when they are redeemed for product or when they expire. The Company recognized revenues from the redemption of certificates of $7,647,000 and $1,090,000 for the years ended September 30, 1996 and 1995. The Company recognized revenues from expired certificates of $3,025,000 and $876,000 during the years ended September 30, 1996 and 1995. At September 30, 1996 and 1995, the Company had a liability for unredeemed certificates of $3,893,600 and $347,800 which is included in deferred income in the "Financial Statements". The effect of the AVC on future revenues from OAP certificates is uncertain, but could have a negative impact on the Company's future operating results.

     Cost of sales increased by $44,312,000 or 188.4% to $67,827,000 for the year ended September 30, 1996 from $23,515,000 for the year ended September 30, 1995. Also included in the cost of sales for the year ended September 30, 1996, is approximately $58,000 of the $782,000 incurred in resolving the state legal issues discussed above. Cost of sales as a percentage of net sales decreased from 72.8% in the year ended September 30, 1995 to 69.6% in the year ended September 30, 1996. Cost of sales, which includes product costs, commissions and bonuses paid to distributors, and shipping costs, is recapped below:

                                               Year Ended
                                              September 30,
                                              -------------
                                          1996           1995
                                          ----           ----
          Product costs                   23.6%           24.3%
          Commissions and bonuses
           paid to distributors           39.2            40.5
          Shipping costs                   6.8             8.0
                                           ----            ----
                                          69.6%           72.8%
                                          =====           =====

     The percentage of product costs decreased 0.7% primarily as a result of improved pricing with higher volume. The decrease in the percentage of commissions and bonuses paid of 1.3% was the result of the significant growth in new executive initial purchases and the lower level of the associated commissions and bonuses in relation to a slower growing organization. The decrease of 1.2% in the percentage of shipping costs resulted from economies of scale in shipping costs associated with the volume of sales from new executive initial purchases.

     Gross profit increased 237.1% or $20,802,000 from $8,775,000 for the year ended September 30, 1995 to $29,577,000 for the year ended September 30, 1996. Gross profit as a percentage of sales increased from 27.2% for the year ended September 30, 1995 to 30.4% for the year ended September 30, 1996.

    Marketing, distribution and administrative expenses increased $10,377,000 or 177.3% from $5,853,000 for the year ended September 30, 1995 to $16,230,000 for the year ended September 30, 1996. As a percentage of net sales, marketing distribution and administrative expenses decreased to 16.7% for the year ended September 30, 1996 from 18.1% for the year ended September 30, 1995. The dollar increase resulted primarily from increased personnel costs, credit card fees, postage and professional fees to support the Company's growth. Also included in the increase in marketing, distribution and administrative expenses is approximately $724,000 of the $782,000 incurred in resolving the state legal issues discussed above. As a result of the increase in marketing, distribution and administrative costs incurred in connection with the Company's growth and the increased expenses related to legal issues, the Company's future operating results will be negatively impacted if the Company is not successful in regaining its growth in sales experienced during the first two quarters of the year ended September 30, 1996.

    Income from operations for the year ended September 30, 1996 increased $10,426,000 or 356.9% to $13,347,000 from $2,921,000 for the year ended
September 30, 1995, principally as a result of the higher level of sales, the increase in income recognized from expired OAP certificates, and the increase in the gross profit as a percentage of sales. Income from operations as a percentage of sales increased from 9.1% for the year ended September 30, 1995 to 13.7% for the year ended September 30, 1996.

    Other income increased to $648,000 for the year ended September 30, 1996 from $88,000 for the year ended September 30, 1995. The increase was primarily a result of interest income earned.

    Income tax expense increased $4,525,000 to $5,290,000 for the year ended September 30, 1996 from $765,000 for the year ended September 30, 1995. The dollar increase resulted from higher taxable income, an increased base tax rate, and a reduced effect of the utilization of approximately $150,000 of net operating loss carryforward compared to approximately $423,000 in the prior fiscal year.

    Net income was $8,705,000 for the year ended September 30, 1996, an increase of 287.9% compared to $2,244,000 for the year ended September 30, 1995, principally as a result of higher level of sales and the increase in gross profit as a percentage of sales.

YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO YEAR ENDED SEPTEMBER 30, 1994

    Net sales for the year ended September 30, 1995 increased by $14,707,000 or 84% to $32,290,000 from $17,583,000 for the year ended September 30, 1994. The increase in net sales is primarily the result of a 51.6% growth in the number of distributors. As of September 30, 1995, the Company had approximately 57,300 distributors compared to approximately 37,800 at September 30, 1994. Of the 19,500 increase in distributors, 7,700 were new distributors utilizing the Instant Executive option. In addition, a price increase was enacted on June 1, 1995 on certain products to offset related increases in product costs. The increase in net sales is recapped below:

    New executive initial purchases                                  $7,700,000
    Growth in sales due to increased number of distributors           6,067,000
    Sales price increase                                                940,000
                                                                     ----------
                                                                    $14,707,000
                                                                    ===========

    Also included in the increase in net sales was an increase in sales outside the United States. Net sales in Canada increased from $2,435,000 for the year ended September 30, 1994 to $4,157,000 for the year ended September 30, 1995. Net sales in Puerto Rico for the year ended September 30, 1995 were $2,214,000, up from $264,000 for the year ended September 30, 1994.

    Cost of sales increased by $10,732,000 or 84% to $23,515,000 for the year ended September 30, 1995 from $12,783,000 for the year ended September 30, 1994. Cost of sales as a percentage of net sales increased only slightly in the year ended September 30, 1995 compared to the year ended September 30, 1994. Cost of sales, which includes product costs, commissions and bonuses paid to distributors, and shipping costs, is recapped as a percentage of net sales in the following table:

                                              September 30,
                                              --------------
                                           1995            1994
                                           ----            ----
          Product costs                    24.3%           24.1%
          Commissions and bonuses
            paid to distributors           40.5            39.7
          Shipping costs                    8.0             8.9
                                           ----            ----
                                           72.8%           72.7%
                                           ====            ====

The percentage of product costs increased slightly as the Company balanced increases in product costs with increases in sales prices as noted above. The increase in the percentage of commissions and bonuses paid to distributors of 0.8% was the result of maturing distributor incentives and the balancing of selected product incentive levels. The decrease of 0.9% in the percentage of shipping costs resulted from economies of scale in shipping costs and a reduction in shipping costs associated with the volume of sales of product in the Instant Executive Program.

    Gross profit increased by 83% or $3,973,000 from $4,801,000 for the year ended September 30, 1994 to $8,774,000 for the year ended September 30, 1995. Gross profit as a percentage of sales decreased from 27.3% for the year ended September 30, 1994 to 27.2% for the year ended September 30, 1995.

    Marketing, distribution and administrative expenses increased $1,494,000 or 34.3% to $5,853,000 for the year ended September 30, 1995 from $4,359,000 for the year ended September 30, 1994. As a percentage of sales, marketing, distribution and administrative expenses decreased from 24.8% for the year ended September 30, 1994 to 18.1% for the year ended September 30, 1995. The dollar increase resulted primarily from increased salaries, credit card discount rate charges, postage, travel and marketing expense to provide for the growth in sales.

    Income from operations increased $2,479,000 or 561% to $2,921,000 for the year ended September 30, 1995 compared to $442,000 for the year ended September 30, 1994, principally as a result of the higher level of sales. Income from operations as a percentage of sales increased from 2.5% for the year ended September 30, 1994 to 9.1% for the year ended September 30, 1995.

    Other income increased to $88,000 for the year ended September 30, 1995 from a deficit of $11,000 for the year ended September 30, 1994. The increase was primarily a result of a partial collection of a legal judgment in favor of the Company and interest income earned.

    The Company incurred income tax expense of $765,000 for the year ended September 30, 1995. There was no income tax expense for the year ended September 30, 1994 as the Company was able to utilize its loss carryforwards to offset income. As of September 30, 1995, the Company had approximately $553,000 of net operating loss available to carryforward subject to limitations imposed by the Tax Reform Act of 1986.

    Net income was $2,244,000 for the year ended September 30, 1995, an increase of 420% compared to net income of $431,000 for the year ended September 30, 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The Company had cash and cash equivalents of $14,541,000 at December 31, 1996 compared to $15,589,000 at September 30, 1996. The cash used in operating activities of $88,000 for the three months ended December 31, 1996 was significantly reduced from the cash provided by operating activities of $3,805,000 for the three months ended December 31, 1995. The Company used approximately $934,000 and $392,000, respectively, to purchase property and equipment during the three month periods ended December 31, 1996 and 1995. In addition, $111,000 was paid in dividends to shareholders during the three months ended December 31, 1996. The Company had working capital of $9,280,000 at December 31, 1996 compared to $14,556,000 at September 30,

1996. The $5,276,000 decrease in working capital was caused primarily by the $6,200,000 accrual for the class action settlement.

    The Company currently anticipates expanding into new foreign markets, but the extent of the expansion has not been determined and will be dependent upon results of operations and other factors. As a result of the cost of the class action settlement discussed above, the Company's pace of expansion may be reconsidered. While Management is hopeful that the business disruption associated with the regulatory scrutiny and legal issues and the negative media reports will subside, there can be no guarantee that profitable operations will result in the future.

    The Company has not been subjected to any material price increases by its suppliers and inflation is not expected to have a material impact on the Company's business during the next twelve months.

    In September, 1996, the Board of Directors authorized a repurchase program of the Company's Common Stock. Under the program the Company may purchase up to 200,000 shares in the open market or through privately negotiated transactions. At December 31, 1996, the Company had not made any purchases. The program terminates June 30, 1997, unless extended by the Board of Directors.

    At September 30, 1996, the Company had approximately $130,000 of net operating loss available to carry forward subject to limitations imposed by
Section 382 of the Internal Revenue Code expiring through 2008. The deferred tax asset at December 31, 1996 increased $2,170,000 to $3,670,000 from $1,500,000 at September 30, 1996. This increase was the result of the accrual of the deferred tax benefit from the loss before income tax benefits for the three months ended December 31, 1996. It is Management's opinion, based on prior operating results and expected future operating results, that it will be more likely than not that the Company will utilize its entire net operating loss carryforward before expiration.

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). SFAS No. 121 requires, among other things, that impairment losses on assets to be held, and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Company will adopt SFAS No. 121 for the year ending September 30, 1997 and its implementation is not expected to have a material effect on the financial statements.

    In October 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25. However, the Company will be required to provide additional disclosures beginning in the year ending September 30, 1997 providing pro forma effects as if the Company had elected to adopt SFAS No. 123.

                                    BUSINESS

BUSINESS DEVELOPMENT

    The Company is a Texas corporation organized in September 1993 to be the surviving corporation of the merger (the "Merger") of the Company and its predecessors, Nutrition Express Corporation of Colorado, Inc. and Nutrition Express Corporation of Utah, Inc. The Merger was effected in June 1994.

    The Company develops products that are designed for health-conscious consumers, and sells those products to consumers through its network of independent distributors. The Company has developed a network of 87,200 distributors. The Company offers a product line of approximately 320 products in eight categories, including nutritional supplements, health foods, weight management items, skin care products, and other consumer products.

    The Company develops products that it believes will have market appeal to its distributors and their customers, and assists its distributors in building their own businesses. The Company provides product development, marketing aids, customer service, and essential record-keeping functions for its distributors. The Company also provides other support programs to the distributors including international teleconferencing calls, international and regional seminars, a proprietary "monthly" magazine, business training systems and a site on the World Wide Web of the Internet (www.nutritionforlife.com).

    Distributors actively recruit interested people to become new distributors for the Company. These recruits are placed beneath the recruiting distributor in the "network" and are referred to by the Company as that distributor's "downline". Distributors earn commissions on sales generated to distributors in their downline as well as on the sales they generate directly.

    The Company's marketing program is designed to provide incentive for distributors to build an organization of recruited distributors in their downline to maximize their earning potential. The Company has experienced a substantial increase in the number of distributors. The number of distributors increased from approximately 37,800 on September 30, 1994 to 57,300 on September 30, 1995. During the fiscal year ended September 30, 1996, the number of distributors increased to 87,400. At December 31, 1996, the Company had 87,200 distributors.

    In 1996 the Company's marketing program became the subject of regulatory scrutiny and the Company was named as a defendant in class action lawsuits. These matters have had a material effect on the Company's operations and financial condition, and further developments could continue to affect the Company. See "Risk Factors"; "Legal Proceedings"; and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    The Company purchases most of its products directly from manufacturers and sells them to its independent distributors located in all 50 states, the District of Columbia, Canada, Guam, Korea, the Philippines, Puerto Rico and the United Kingdom. The Company expects to expand its efforts in these countries and in other parts of the world.

    The Company intends to pursue its business strategy of increasing sales and profitability by (1) attracting and retaining distributors to its network marketing system; (2) increasing product sales to existing distributors; and (3) expanding its marketing activities into new international markets. The Company also intends to pursue potential opportunities for growth through mergers and acquisitions of complimentary businesses.

    The Company's executive offices are located at 9101 Jameel, Houston, TX 77040. Its telephone number is (713) 460-1976.

DISTRIBUTION AND MARKETING

    The Company's products are distributed through a network marketing system consisting of a network of approximately 87,200 distributors. Distributors are independent contractors who purchase products directly from the Company for their own use and for resale to retail consumers. Distributors may elect to work on a full-time or part-time basis. Management believes that its network marketing system is well suited to marketing its nutritional supplements and other products because sales of such products are strengthened by ongoing personal contact between retail consumers and distributors, many of whom use the Company's products themselves. The Company encourages its distributors to use the Company's products. No one distributor directly accounted for more than 5% of the Company's sales in either of the past three fiscal years.

    The Company's ability to increase sales is significantly dependent on its ability to attract, motivate and retain distributors. The Company utilizes an innovative marketing program which it believes is superior to programs offered by other network marketing companies. The program provides financial incentives, distributor training and support, a low priced starter kit, no inventory requirements, and a low monthly purchase requirements. Management intends to reach potential new distributors through advertising, the Company's site on the World Wide Web, teleconferencing and regional sales meetings. The Company experienced a net increase in the number of distributors during the fiscal year ended September 30, 1995 of 19,500 and during the fiscal year ended September 30, 1996, 30,100 distributors were added. However, the Company experienced a net decrease of 200 distributors from September 30, 1996 to December 31, 1996.

    Distributors' revenues are derived from several sources. First, distributors may receive revenues by purchasing the Company's products at wholesale prices and selling the Company's products to customers at retail prices. Second, distributors earn the right to receive commissions upon
attaining the level of "executive."   Executive level distributors may earn
commissions on product purchases by other distributors in their downline organization. The first level of each executive may have no more than four executives, and commissions may be earned on the sale of product to executives in up to the first seven levels of their downline. The qualification for a distributor to earn commissions is a one time requirement and there are three ways of meeting this requirement which are as follows:

  . Generate cumulative qualifying product volume of $1,500 over any period of time

  . or generate cumulative qualifying product volume of $1,200 over any period of time and enroll in the optional Order Assurance Program

  . or generate cumulative qualifying product volume of $1,000 over any period of time, enroll in the optional Order Assurance Program at the monthly level of $100 and subscribe to the $35 monthly optional Master Developer Series

   "Qualifying product volume" is product the distributor and his other downline distributors purchase at wholesale directly from the Company either for personal use or for sale to other customers at retail. There is no time limit to meet these qualifications, and distributors may choose to become executives the same day that they enroll as a distributor or over any period of time. An executive level distributor may attain higher levels of commission based on sales generated by distributors within his or her organization. The only qualification to remain an executive is to purchase $40 in product every other month. Management believes that the right of executive level distributors to earn commissions contributes significantly to the Company's ability to retain its productive distributors. Management also believes that the timely introduction of new and topical programs and products has assisted the Company to increase its network of distributors.

   The Company previously denominated a program as the "Instant Executive Program". The Instant Executive Program designation merely referred to the option by which distributors could choose to qualify immediately rather than through incremental product purchases over time. The Instant Executive Program, particularly as marketed by Kevin Trudeau, a key distributor of the Company, has been the subject of legal and regulatory scrutiny. The

Company has determined to discontinue the use of the terminology, "Instant Executive Program". However, the qualification requirements for distributors to attain the level of "executive distributor" and the commissions and bonuses which may be earned as an executive distributor have not changed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

   In April 1996 the Attorney General of the State of Illinois (the "Attorney General") filed suit against the Trudeau Marketing Group, Inc., Kevin Trudeau, and Jules Leib, People v. Trudeau (the "Illinois Suit"). The Company was not
                -----------------
named as a defendant in the Illinois Suit, but the Company's management viewed the Illinois Suit as an opportunity to discuss the Company's marketing program and to resolve confusion surrounding the program. On July 16, 1996, the Company entered into an "Assurance of Voluntary Compliance" (the "AVC") with the Attorney General. The AVC preserves the ability of a new distributor to become an executive distributor the day that he or she enrolls by generating at least $1,000 in qualifying product volume and by joining the Order Assurance Program ("OAP") and Master Developer Series. Under the AVC, the Company will maintain its same executive level qualifications, but to aid clarification, it will no longer use the "instant executive" terminology.

   Other key features of the AVC focus on the Company's commitment to: (a) create an official explanation of its marketing and compensation plan and to prohibit distributors from creating their own explanations of how the marketing and compensation plan works; (b) make clear that there are no mandatory purchases of product to become a distributor; (c) take further steps to stress distributor compliance with the Company's policies and procedures; and (d) create a World Wide Web site on the Internet to provide more information about the Company's products and programs. The Company also agreed to provide distributor earnings disclosures and to make clear that executive distributors cannot earn commissions unless they are engaged in the sale of the Company's products to consumers at retail, including procedures to verify retail sales. Specifically, an executive distributor will not be entitled to receive bonuses or commissions on downline sales unless within the preceding one month period the executive distributor has made at least five retail sales, or within the preceding two month period has made ten retail sales. The Company also agreed to take additional steps to encourage distributors to redeem OAP certificates for product and to limit the number of OAP certificates (See "Order Assurance Program"), to monitor customer purchases, and to make a contribution to the Illinois Consumer Education Fund.

   The Company entered into similar agreements with the states of Florida, Hawaii, Idaho, Kansas, Kentucky, Michigan, Missouri, New Jersey and Pennsylvania. The Company has agreed that in Florida, distributors who want to receive commissions must state, when placing orders, that they have sold to consumers 70% of their prior commissionable product purchase. The Company has agreed to establish procedures to independently verify consumer sales on a random basis and to sanction distributors submitting false information. Implementation of these agreements by the Company may be expensive and could make the program less attractive to distributors. These factors could negatively impact the Company's future operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company may enter into agreements with other states in the future.

   To become a distributor, a person must be sponsored by an existing distributor, sign the official Distributor Agreement and purchase a "distributor success kit" from the Company. The Company revised its official Distributor Agreement in connection with the AVC. It is emphasized in the Distributor Agreement that in order for a distributor to be successful in the Company's program, the distributor must purchase and sell the Company's products at retail and sponsor other distributors to do the same. It is also emphasized that the distributor must retail or use in business building 70% of the product he or she purchases before more product may be purchased from the Company. A distributor success kit currently costs approximately $49 and provides sales aids, brochures, order forms, audio and video cassette recordings and a subscription to the Company's monthly publication, Lifestyles.

    The following table sets forth the number of the Company's distributors on the dates indicated:

                                                   At September 30,
                                                   ---------------
                                             1996        1995       1994
                                             ----        ----       ----
    Approximate number of distributors(1)    87,400     57,300     37,800

_________________________
(1) Includes "active" distributors only. A distributor remains active by generating a minimum of $40 in sales volume at least once every 12 months. In order to maintain executive status and to be eligible for commissions and bonuses, an executive distributor must generate a minimum of $40 in sales volume every other month.


    The Company seeks to expand its distributor base in each market by offering distributors attractive compensation opportunities. Management believes the Company's executive level distributor compensation plan is superior to that of other network marketing organizations because the program offers an opportunity for the distributor to become successful without having to finance a large inventory of products and requires only a modest amount of sales to meet the commission requirements.

    The Company participates in rallies in various key cities in North America, Puerto Rico, the United Kingdom and Pacific Rim countries and participates in motivational and training events in key countries, all of which are designed to inform large numbers of prospective and existing distributors about the Company's product line and selling techniques. Distributors give presentations relating to their experiences with the Company's products and the methods by which they develop their distributor organizations. Specific selling techniques are explained, and emphasis is placed on the need for consistency in using such techniques. Participants are encouraged to ask questions regarding selling techniques and product developments and to share information with other distributors attending the rallies. Distributors are also given opportunities to interact with other distributors and to develop confidence in selling and goal-setting techniques. Motivation is offered to participants in the form of recognition, gifts, excursions and tours, which are intended to foster an atmosphere of excitement throughout the distributor organization. Prospective distributors are educated about the structure, dynamics and benefits of the Company's network marketing system. During the years ended September 30, 1995 and 1996, the Company expended approximately $138,000 and $348,000, respectively, on promotional activities related to distributors' rallies and the annual convention.

    In July 1996 the Company entered into an Administrative and Consulting Services Agreement (the "Agreement") with Distributor Services, L.L.C. ("DS"). DS is an affiliate of Nightingale-Conant, a major supplier of self improvement programs to the Company. It is provided in the Agreement that, except to the extent the Company produces its own material in-house, DS will have the exclusive right to produce and sell all of the Company's recruiting and training material. Such materials will be produced and marketed at the expense of DS and DS will be entitled to all revenues received from the sales of such materials. DS has also been granted the exclusive right to produce, organize and sell, at its own expense, admission to all Company sponsored recruiting or promotional events and to receive all revenues received therefrom. The Company will have the exclusive right of approval over the content of all materials and meetings produced by DS. Without additional compensation, DS will provide consulting services to the Company with respect to the Company's marketing strategy and program, including the Company's weekly teleconference, magazine and other communications with distributors. For a fee, DS will also produce and provide to the Company each month at least four master cassettes for sale by the Company in the Company's Master Developer Series. The term of the Agreement is fifteen years and the parties have agreed to negotiate in good faith successive fifteen year terms. The Agreement may be earlier terminated for breaches of any material obligation. It is expected that Kevin Trudeau, a key distributor of the Company, will be principally responsible for DS's performance in connection with this Agreement. Mr. Trudeau produces self improvement tapes which are sold by Nightingale-Conant to the Company and others.

    The Company continues to develop marketing strategies and programs to motivate distributors. These programs are designed to increase distributors' monthly product sales and the recruiting of new distributors. Some of the programs that the Company has implemented are as follows:

CAR BONUS PROGRAM. The Company offers a car bonus program, whereby it makes car payments up to $3,500 per month for qualifying distributors. The Company has no liability relating to the financing or purchasing of the automobile. The car bonus program was initiated in fiscal 1990. At September 30, 1996, the Company had 357 distributors in the program. The requirements for a distributor to qualify for the car bonus program are as follows:


    . Generate $100 sales volume for nine consecutive months (or six months if the distributor attends one of the Company's training programs or subscribes to the optional Master Developer Series).

    . The distributors' third level executives must generate at least $4,000 in sales volume for two consecutive months (that would be in either the fifth and sixth month, or eighth and ninth month, depending on qualifications).

    . As the distributors' third level generates higher sales volume, the Company will make larger monthly payments up to a maximum of $750 per month.


ORDER ASSURANCE PROGRAM. The Company provides a program whereby the distributor may enroll in a minimum ordering program in order to save for big ticket items and enhance their eligibility for commissions. Minimum orders ranging from $41 to $300 per month are automatically placed by credit card or check. Differing amounts for the optional Order Assurance Program exist to allow generation of sales volume at various levels that generally correspond to commission and bonus qualification levels, i.e., $40 is the minimum sales volume to remain an active executive; $80 is the minimum sales volume to qualify as a bronze or silver executive; $100 is the minimum sales volume qualification level for the car bonus program; $160 is the minimum sales volume to be eligible for gold executive; and $300 is the minimum sales volume requirement to be a platinum executive. Therefore, this Program promotes sales for the Company and the distributors participation in bonus programs. The Order Assurance Program was initiated in fiscal 1993. The Order Assurance Program is voluntary and no restrictions are placed upon any participant's ability to exit the Order Assurance Program. The Company has agreed in the AVC that, effective in January 1997, a distributor will not receive additional product certificates under the Program and will be given 30 days notice that their Program status will be suspended if: (i) four monthly unredeemed certificates are issued consecutively to the distributor for a maximum credit of four times the distributors enrollment level; or (ii) the distributor has accumulated unredeemed certificates with a total face value of six times the distributors then designated Program amount. However, these requirements would not be applicable if the distributor redeems one or more of the issued certificates, or notifies the Company that he is accumulating toward a "big ticket" item. The Company has also agreed in the AVC to encourage distributors to redeem their certificates for product. As of September 30, 1995 and September 30, 1996, respectively, there were approximately 22,800 and 41,700 distributors enrolled in the Order Assurance Program.

PERSONAL RECRUITING AND SALES CAMPAIGNS. These programs were developed to assist distributors in developing their downlines and increasing product sales. These programs provide special incentives for quicker qualification into the executive level distributor compensation program.

    As a part of the Company's commitment to maintain constant communication with its distributor network, the Company offers the following support programs:

24 HOUR TELECONFERENCE. The Company provides 24 hour access to a weekly recorded teleconference call to its distributors that includes interviews with successful distributors, current product information, announcements and product specials offered by the Company. The teleconference calls were initiated in fiscal 1994.

FREEDOM MAGAZINE. The Company publishes Freedom Magazine, a multilingual publication that provides information on the network marketing industry and the Company. The magazine was developed in fiscal 1994 to recruit new distributors by answering the most commonly asked questions by potential new distributors. Management believes it is one of the more effective marketing tools in the industry.

MASTER DEVELOPER SERIES. The Company provides a monthly subscriber service of leading self development books and audio programs that serve as a link between the philosophy and ideals of the Company and its distributors.

PRODUCT LITERATURE. The Company produces for its distributors comprehensive and attractive four color catalogues and brochures that display and describe the Company's products.

TOLL FREE ACCESS.   The Company furnishes toll free numbers for: (1) placement of orders, (2) customer service assistance, and (3) faxing of orders and applications.

    The Company experienced significant growth in sales in the fiscal years ended September 30, 1995 and September 30, 1996. Management of the Company believes this is directly related to the increases in both the number of distributors and the monthly sales per average number of distributors. Management also believes the significant part of the Company's growth is attributable to the enthusiasm and momentum generated by executive level distributors who are able to motivate their downline organizations through various marketing methods, including the use of newsletters, brochures and other sales aids and the holding of meetings and rallies at the expense of the sponsoring distributor.

    In the last quarter of the fiscal year ended September 30, 1995 and in the fiscal year ended September 30, 1996, one executive level distributor, Kevin Trudeau, was particularly noteworthy in this regard, and he has made a significant contribution to the growth of the Company during this period. In addition to the marketing methods described above, Mr. Trudeau has sponsored radio and newspaper advertisements and radio and television infomercials to attract new distributors. Mr. Trudeau has substantial prior experience in product sales through the use of infomercials. In addition, he has served as a host of a series of infomercials entitled "A Closer Look" and "Vantage Point".

    Mr. Trudeau is the producer of the "Mega Memory" home study course and is the author of Kevin Trudeau's Mega Memory book which was published in 1995 by
              ----- --------- ---- ------
William Morrow. He founded the American Memory Institute, a memory training school, in 1983. Mr. Trudeau has also been featured as a prominent speaker at motivational seminars and other programs.

    During the past five years, Mr. Trudeau has also been engaged in other activities, including KT Corp., which is a distributor of the Company, the Trudeau Marketing Group, and Distributor Services, L.L.C., which markets sales aids, memory tapes and other products to distributors of the Company, and Mega Systems, Inc., which markets memory and other home study courses. Mr. Trudeau is no longer employed by Mega Systems, Inc. In December 1996 Mr. Trudeau informed the Company that he is the subject of a potential complaint by the U.S. Federal Trade Commission ("FTC"), which alleges that a number of infomercials in which Mr. Trudeau participated in marketing products of Mega Systems, Inc., including "Mega Memory" tapes, were false and misleading. Mr. Trudeau has not informed the Company how he intends to proceed in connection with this matter. The pendency of this matter may affect Mr.Trudeau's ability to act effectively as a distributor of the Company. It is presently unknown whether this matter will affect the Company's distribution and marketing of "Mega Memory" tapes or other products produced by Mega Systems, Inc. See "Risk Factors".

    In 1990 Mr. Trudeau plead guilty in a Massachusetts state court to larceny involving a bank overdraft. He was incarcerated for 21 days and received a suspended sentence of three years. In 1991, Mr. Trudeau plead guilty in federal court in Massachusetts to credit card fraud involving the use of credit cards belonging to others for personal use and was sentenced to 24 months incarceration and 24 months supervised release. Mr. Trudeau has informed the Company that he is no longer under any parole or other type of supervised provisions. In addition, in 1990, Mr. Trudeau filed a Petition under Chapter 13 of the Bankruptcy Code in the United States Bankruptcy Court in Dallas, Texas. Shortly after the filing, Mr. Trudeau withdrew the Petition and no further action was taken. Mr. Trudeau has been the subject of regulatory scrutiny and certain legal proceedings. Mr. Trudeau is a key independent distributor of the Company, but is not an officer or director of the Company, and is not authorized to make statements about Company policy. See "Risk Factors".

MARKETS

    The following chart sets forth the countries in which the Company currently operates, the year operations were commenced in each country, and historical sales information by country during the periods indicated.

                                                Year Ended September 30,
                                                ------------------------
                                                     (in Thousands)

                          Year
  Country                Entered             1996          1995         1994
  -------                -------             ----          ----         ----
  United States            1984            $89,400       $25,800       $14,700
  Canada                   1993              6,100         4,200         2,400
  Puerto Rico              1994              1,500         2,200           300
  United Kingdom(1)        1996                200           ---           ---
  Korea(2)                 1991                100           100           100
  Philippines(2)           1993                100           100           100

_____________________
(1) The Company commenced operations in the United Kingdom in September 1996.

(2) The Company sells its products to distributors in Korea and the Philippines which do not use the Company's network marketing system.

    The Company currently plans to enter additional markets outside the continental United States. In some instances, regulatory approvals may be required. During the regulatory compliance process, the Company may alter the formulation, packaging or labeling of its products to conform to applicable regulations as well as local variations in customs and consumer habits, and the Company may modify certain aspects of its network marketing system as necessary to comply with applicable regulations.

    The Company may also need to undertake the steps necessary to meet the operational requirements of new markets, including plans to satisfy the inventory, distribution, personnel and transportation requirements of the new market. The Company may also need to modify its distributor manuals, cassette recordings, videocassette and other training materials as necessary to be suitable for the new markets. The Company has prepared manuals in English, French and Spanish. Currently, the Company's products are distributed to all markets from the Company's Houston, Texas distribution center.

    In August 1994, to assist the Company in its entry into new markets, the Company retained the services of Dr. David Santiago. In December 1995, Dr. Santiago and the Company agreed to a termination of their relationship.

PRODUCTS

    The Company markets and distributes an extensive product line of approximately 320 items in eight different categories: (1) vitamins, minerals and antioxidants; (2) Nutique personal care items; (3) food and weight management items; (4) herbal formulas; (5) homeopathic and special formulas; (6) cleaning concentrates; (7) filtration systems; and (8) self-improvement programs. The line consists of primarily consumable products that are designed to target the growing consumer interest in natural health alternatives for nutrition and personal care. In developing its product line, the Company has emphasized quality, purity, potency, and safety.

VITAMINS AND MINERALS AND ANTIOXIDANTS. The Company markets approximately 44 vitamin and mineral products that are offered in a variety of combinations including the Company's proprietary Grand Master(R), Master-Key-Plus(R), and OraFlow Plus(R) formulations.

NUTIQUE PERSONAL CARE ITEMS. The Company markets 25 Nutique hair and skin care products including skin care formulas for men and women, shampoo and conditioner, hand and body lotions, sunscreen, an alphahydroxy acid skin rejuvenating complex, and a thigh creme. Each of these products contains ingredients that are formulated to promote healthier looking skin and hair.

FOOD AND WEIGHT MANAGEMENT ITEMS. The Company markets over 51 food and weight management products. These include a whey beverage in four flavors, the Nutri-Mac line of pastas, the Nutri-Blend flour and baking mixes, instant food shakes, fiber products, the Nutri-Cookie(R), and Lean Life(R), a herbal weight management formulation.

HERBAL FORMULAS. The Company's 31 herb and herbal formulation products are produced using only natural ingredients and are precisely measured and carefully processed into a convenient tablet or capsule form. The line consists of many traditionally popular herbs such as alfalfa, ginkgo biloba, and garlic, as well as special blends developed by the Company.

HOMEOPATHIC AND SPECIAL FORMULAS. Homeopathic remedies, when prepared in minute amounts, mimic disease symptoms and stimulate the body's defense systems. The Company offers 65 homeopathic remedies that have been formulated in accordance with the Homeopathic Pharmacopoeia of the United States. In addition, the Company markets a variety of other special formula products including shark cartilage liquid and capsules, pain relief formulations, cough syrup, digestive aids, sports massaging gel, a special formula dentifrice and special phytochemical products.

CLEANING CONCENTRATES. The Company markets household cleaning products that are non-volatile and biodegradable. There are 18 products, including a liquid hand and body soap, dishwasher concentrate, laundry concentrates, laundry softener, a heavy duty cleaner-degreaser, and a pine disinfectant.

FILTRATION SYSTEMS. The Company markets 31 products designed to test or improve the quality of air and water, including electrostatic air filters and water filtration systems.

SELF IMPROVEMENT PROGRAMS.   The Company markets approximately 55 motivational
and self improvement tapes and other products, including "Mega Memory" tapes. The self improvement tapes are purchased primarily through arrangements with Nightingale-Conant Corporation.

    During the last three fiscal years, no single product has accounted for 10 percent or more of the Company's revenue.The Company continually seeks to identify, develop and introduce innovative, effective and safe products. During the fiscal year ended September 30, 1995 the Company introduced approximately 25 new products or services. From September 30, 1995 to September 30, 1996 the Company introduced approximately 70 new products or services. Management believes that its ability to introduce new products increases its distributors' visibility and competitiveness in the marketplace.

     The Company maintains significant amounts of products in its inventory to meet rapid delivery requirements of customers and to minimize product back orders, which have not been significant. Due to the nature of the Company's business, the Company typically does not carry a substantial backlog of orders.

NEW PRODUCT DEVELOPMENT

    The Company expands its product line through the development of new products. New product ideas are derived from a number of sources, including trade publications, scientific and health journals, the Company's management and consultants, and outside parties. Prior to introducing products into the Company's markets, local counsel and other representatives retained by the Company investigate product formulation matters as they relate to regulatory compliance and other issues. To the extent possible, the Company's products are formulated to suit both the regulatory and marketing requirements of the particular market.

   The Company does not maintain its own product research, development and formulation staff but relies upon independent research, vendor research departments, research consultants and others for such services. When the Company, one of its consultants or another party identifies a new product concept or when an existing product must be reformulated for introduction into a new or existing market, the new product concept or reformulation is generally submitted to the Company's suppliers for technological development and implementation. The Company owns the proprietary rights to a majority of its product formulations.


CONSUMER PRODUCT WARRANTIES AND RETURNS

   The Company's product warranties and policy regarding returns of products are similar to those of other companies in the industry. If a retail purchaser of any of the Company's products is not satisfied with the product, he may return it to the distributor from whom he purchased it at any time within 30 days of his purchase. The distributor is required to refund the purchase price to the retail purchaser. The distributor may then return the unused portion of the product to the Company for an exchange of equal value. Most products are warranted against defect by the manufacturers of those products. Most products returned to the Company, however, are not found to be defective in manufacture. As a result, most products returned to the Company are replaced by the Company at its cost.


MANAGEMENT INFORMATION SYSTEM

   The Company maintains a proprietary computerized system for processing distributor orders and calculating distributor commission and bonus payments which enables it to remit such payments promptly to distributors. The Company believes that prompt remittance of commissions and bonuses is vital to maintaining a motivated network of distributors and that this has enhanced the loyalty of the distributors to the Company.

   The Company's computer system makes available to the Company's distributors a detailed monthly accounting of sales and recruiting activity. These convenient statements eliminate the need for substantial record keeping on behalf of the distributor. The computer system also is fully integrated with the Company's financial reporting system that generates monthly reports, invoices and payroll. As a precaution, duplicate copies of the Company's computer records are transferred frequently to an off-site location for safekeeping.


MANUFACTURING AND SUPPLIES

   The Company currently purchases all of its vitamins, nutritional supplements and all other products from third parties that manufacture such products to the Company's specifications and standards. The Company purchased products from NION Laboratories ("NION") in the approximate amounts of $2,258,000 and $5,234,000 for the fiscal years ended September 30, 1995 and 1996, respectively. Richard S. Kashenberg, a director of the Company, served as the chief executive officer of NION until December 1996. Mr. Kashenberg is currently a consultant to NION. Until June, 1995 NION was owned by Shermfin Corp., the Company's largest shareholder, and Mr. Kashenberg. Since June 1995 NION has continued to be a principal supplier of product to the Company and the Company believes that its relationship with NION is satisfactory. However, there can be no assurance that NION will continue to be a significant and reliable supplier to the Company.

   The Company does not have long term supply agreements with NION or any other vendor. Although the Company believes that it could establish alternate sources for most of its products, any delay in locating and establishing relationships with other sources could result in product shortages and back orders for the products, with a resulting loss of revenues to the Company. In addition, such delays could interrupt momentum in growth of product sales and distributor recruitment.

   The Company places significant emphasis on quality control. All nutritional supplements, raw materials and finished products are subject to sample testing, weight testing and purity testing by independent laboratories.

TRADEMARKS AND SERVICE MARKS

   Most products are packaged under the Company's "private label". The Company has registered trademarks with the United States Patent and Trademark Office for its Master Key Plus(R), Oraflow Plus(R), LeanLife(R), Nutri-Cookie(R), Requin 3(R), Grand Master(R), Phytonol(R), BioWater(R), E-Lemonator(R), Phytogreen(R), ThinPen(R) and NutritionForLife(R). It has applied for trademark registration for its BioGlow(TM), BioRub(TM), MasterPiece(TM) and PowerPlay(TM).


COMPETITION

   The Company competes with many companies marketing products similar to those
sold and marketed by the Company.   It also competes intensely with other
network marketing companies in the recruitment of distributors.

   There are many network marketing companies with which the Company competes for distributors. Some of the largest of these are Amway, Nature's Sunshine, Inc., Herbalife International, Inc., and Rexall Sundown, Inc. Each of these companies is substantially larger than the Company and has significantly greater resources. The Company competes for distributors by means of its marketing program that includes its commission structure, training and support services, and other benefits.

   Not all competitors market all types of products marketed by the Company, and some competitors market products and services in addition to those marketed by the Company. For example, some competitors are known for and are identified with sales of herbal formulations, some are known for and are identified with sales of household cleaning and personal care products, and others are known for and are identified with sales of nutritional and dietary supplements. The Company's principal methods of competition for the sale of products are its responsiveness to changes in consumer preferences and its commitment to quality, purity, and safety.


GOVERNMENT REGULATIONS

   Although the Company confines its activities to marketing and distribution, the manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by federal agencies, including the Food and Drug Administration (the "FDA"), the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service and the United States Environmental Protection Agency. These activities are also subject to regulation by various agencies of the states and localities in which the Company's products are sold.

   In November 1991, the FDA issued proposed regulations designed to, among other things, amend its food labeling regulations. The proposed regulations met with substantial opposition. In October 1994, the "Dietary Supplement Health and Education Act of 1994" (the "Dietary Supplement Law") was enacted. Section 11 of the Dietary Supplement Law provided that the advance notice of proposed rule making by the FDA concerning dietary supplements was null and void. FDA regulations that became effective on June 1, 1994 would require standard format nutrition labeling on dietary supplements. However, because the new Dietary Supplement Law also addresses labeling of dietary supplements, the FDA has indicated that it will not enforce its labeling regulations until January 1, 1998 at the earliest. In the interim, new regulations are expected to be proposed by the FDA. Because the FDA has not yet reconciled its existing regulations with the new Dietary Supplement Law, the Company cannot determine to what extent any changed or amended regulations will affect its business.

   The Dietary Supplement Law did not affect the July 1, 1994 effectiveness of the FDA's health claims regulations. However, enforcement of the health claims regulations has been delayed pending the decision of the U.S. Court of Appeals in Denver involving a challenge to the regulations on constitutional grounds. Those regulations prohibit any express or implied health claims for dietary supplements unless such claims are approved in advance by the FDA through the promulgation of specific authorizing regulations. Such approvals are rarely provided by the FDA. Therefore, no claim may be made on a dietary supplement label or in printed sales literature, "that expressly or by implication characterizes the relationship of any substance to a disease or health-related condition". The Company cannot determine what effect currently proposed FDA regulations, when and if promulgated, will have on its business in the future. Such regulations could, among other things, require expanded or different labeling, the recall or discontinuance of certain products, additional record keeping and expanded documentation of the properties and certain products and scientific substantiation. In addition, the Company cannot predict whether new legislation regulating its activities will be enacted, which new legislation could have a material adverse effect on the Company.

   The Company has an ongoing compliance program with assistance from experienced FDA counsel regarding the nature and scope of food and drug legal matters affecting the Company's business and products. The Company is unaware of any legal actions pending or threatened by the FDA against the Company.


EMPLOYEES

   At December 31, 1996, the Company employed approximately 210 persons. The majority of the Company's employees are office, clerical and warehouse employees. The Company believes that its relationship with its employees is good.

                               LEGAL PROCEEDINGS


   As more fully discussed in "Risk Factors" and "Business" and Note 8 to the Notes to "Financial Statements", the Company entered into an "Assurance of Voluntary Compliance" with the Illinois Attorney General and similar agreements with other states. The Company may enter into agreements with other states and there can be no assurance that one or more state attorneys general will not initiate lawsuits against the Company or its independent distributors under anti-pyramid or business opportunity laws.

   A formal investigation was commenced during the fiscal year September 30, 1996 by the Securities and Exchange Commission regarding possible violations by the Company of the federal securities laws. In December 1996 the Company received a letter from the Securities and Exchange Commission notifying the Company that the staff inquiry had been terminated and that no enforcement action had been recommended at that time to the Commission.

   In August 1996, a suit was filed against the Company in the United States District Court for the Southern District of Texas, Houston Division (the "Federal Action"). Also named as defendants were Kevin Trudeau, a key distributor of the Company, the Trudeau Marketing Group, Inc., Bernard Sherman, the largest beneficial owner of the Company's Common Stock, certain officers of the Company, and Cohig & Associates, Inc. and Neidiger/Tucker/Bruner, Inc., the investment banking firms which previously served as underwriters of the July 1995 public offering of the Company's securities. The Federal Action was brought as a class action on behalf of persons who became "instant" executive distributors of the Company and on behalf of persons who purchased the Company's Common Stock and Warrants between July 11, 1995 and July 16, 1996.

   The principal allegations of the complaint in the Federal Action are that certain aspects of the executive distributor compensation program constituted an illegal pyramid scheme and the sale of an unregistered security and that the Company failed to disclose the alleged illegality of the program and Mr. Trudeau's past. The plaintiffs seek unspecified damages, costs and fees of litigation and punitive damages. The Company has denied and continues to deny the claims alleged in the Federal Action and the State Action.

   In August 1996, a suit was also filed against the Company and the same defendants in the Federal Action in the District Court of Harris County, Texas (the "State Action"). The State Action was brought as a class action on behalf of persons who purchased Common Stock and Warrants of the Company during the period from July 11, 1995 through July 16, 1996.

   The principal allegations of the complaint in the State Action are substantially similar to the Federal Action, i.e., that certain aspects of the executive distributor compensation program constituted an illegal pyramid scheme and that the Company failed to disclose that its outstanding financial results were directly attributable to the questioned aspects of its marketing practices and failed to adequately disclose Mr. Trudeau's past. The plaintiffs seek unspecified damages, costs and fees of litigation and punitive damages.

   In January 1997, the Company reached two preliminary settlement agreements which should resolve these class action lawsuits. The Settlement Agreements were in the Federal Action and are subject to final federal court approval. Under the first Settlement Agreement, the Company has agreed to set aside a reserve fund of between $1,200,000 to $1,500,000 to be paid, under certain provisions, to persons who became "Instant Executives" between April 1, 1995 and January 19, 1996. The Company will pay out of the reserve fund an amount equal to the 10% restocking charge which has been or would otherwise be imposed upon a refund to them, and refund the amount paid for any unused perishable product which the distributor has tendered or tenders for refund in an unused condition. Any amounts left in the reserve fund will be refunded to the Company six months after the final approval of the Settlement Agreement. Also under the first Settlement Agreement, the Company has agreed that persons who became "Instant Executives" between April 1, 1995 and April 15, 1996 will receive product of the Company's choice with a retail value equivalent to the face amount of any expired, unredeemed Order Assurance Program certificates held by those persons. The Company estimates that its cost of the product and shipping will be approximately $800,000.

   In the other Settlement Agreement, the Company has agreed to pay up to $2 million to persons who purchased the Company's Common Stock or Warrants between July 11, 1995 and July 15, 1996 and lost money. On February 5, 1997, a conditional order of the federal court was entered preliminarily approving the settlement of the securities class. The conditional approval was based on the presentation of the plan of allocation for distribution of the settlement fund which was subsequently submitted by the plaintiffs. A notice of this action and a summary of the proposed settlement has been submitted to the court for review.

                                  MANAGEMENT

OFFICERS AND DIRECTORS

   The officers and directors of the Company are as follows:

           NAME              AGE                           POSITION
           ----              ---                           --------
    David P. Bertrand         53  President, Director and Chairman of the Board
                                  of Directors

    Jana Mitcham              48  Executive Vice President, Secretary and
                                  Director

    Barry C. Loder            38  Vice-President and Chief Financial Officer

    John R. Brown, Jr.        59  Vice-President-Finance

    Ronnie D. Meaux           42  Vice President, Treasurer, and Assistant
                                  Secretary

    F. Wayne Ballenger        48  Director

    M. F. Florence            59  Director

    Richard S. Kashenberg     41  Director

    Gregory Pusey             44  Director

     DAVID P. BERTRAND has served as President and Chairman of the Board of Directors of the Company and its predecessors since 1984. Mr. Bertrand received a B.S. degree in education in 1966 and a Master of Education degree in administration and supervision in 1969, both from McNeese State University in Lake Charles, Louisiana. Mr. Bertrand is the brother-in-law of Jana Mitcham.

     JANA MITCHAM has served as Executive Vice President, Secretary and Director of the Company and its predecessors since 1984. Ms. Mitcham received a B.A. degree in 1974 in special education from McNeese State University and undertook graduate work in special education at the Korean Extension of the University of Maryland. Ms. Mitcham is the sister-in-law of David P. Bertrand.

     BARRY C. LODER became Vice President and Chief Financial Officer of the Company in March 1995. From October 1993 until he joined the Company, Mr. Loder was a financial consultant, performing corporate finance, merger and acquisition and other financing activities. From January 1992 to October 1993, he was in Corporate Development with Allwaste, Inc., a publicly held environmental services company. From December 1989 to December 1991, he was the Senior Vice President-Finance of Republic Waste Industries, Inc., a publicly held integrated solid waste management company. Mr. Loder received a B.B.A. degree in Accounting and Finance from Walsh College and an M.B.A. degree from Houston Baptist University. He is a Certified Public Accountant and is currently working towards a Chartered Financial Analyst designation.

     JOHN R. BROWN, JR. became Vice President-Finance of the Company in September, 1996. From April, 1989 until he joined the Company, Mr. Brown was a management consultant performing merger and acquisition services, systems analyses, financial reporting assistance, and other services for both publicly and privately held companies. From June, 1987 to March, 1989 he was Vice President-Finance & Administration for Environmental Protective Industries, Inc., an environmental services organization. Mr. Brown is a Certified Public Accountant and has over

20 years experience in public accounting with both national and local firms. Mr. Brown received a B.S. in Mechanical Engineering from Stanford University and an M.B.A. from the University of Texas at Austin.

     RONNIE D. MEAUX has served in various accounting and finance capacities for the Company and its predecessors since 1985. He is currently Vice President and Treasurer of the Company. Mr. Meaux received a B.S. degree in accounting in 1977 from McNeese State University.

     F. WAYNE BALLENGER has served as President of First Commercial Capital since 1995. He has also served as President of Puncture Guard L.L.C. since December 1994. From March 1992 to December 1994, he served as director of sales and marketing for Petrolon, Inc., a multi-level marketing organization. Immediately prior thereto, he served as a vice president of Southwest Bank of Texas with commercial lending responsibilities. Mr. Ballenger received a B.B.A. degree from the University of the South in 1968.

     M. F. FLORENCE has served as President of Sherfam Inc. since 1989. Sherfam Inc. is a holding company, principally of pharmaceutical companies and is the parent of Shermfin Corp., which is a principal shareholder of the Company. From 1958 to 1989, Mr. Florence was associated with the firm of Wm. Eisenberg & Co., a firm of chartered accountants in Canada. He served as a partner of the firm from 1964 to 1989. Mr. Florence received a Bachelor of Commerce degree from the University of Toronto. He is the recipient of a Chartered Accountant degree from the Institute of Chartered Accountants of Ontario. Mr. Florence is also a Director of Barr Laboratories, Inc., a publicly held corporation whose common shares are listed on the American Stock Exchange. Mr. Florence has served as a director of the Company since 1994.

     RICHARD S. KASHENBERG served as President of NION Laboratories from 1982 to 1996. He presently serves as a consultant to NION is a principal supplier of products sold by the Company. Mr. Kashenberg served as President and Director of NEC-Utah from 1991 until its merger with the Company in 1994. Mr. Kashenberg has served as a director of the Company since 1994. Mr. Kashenberg received a Bachelor's degree from Vanier College.

     GREGORY PUSEY is primarily engaged in private investment activities. He has served both as President of Livingston Capital, Ltd. and President of the General Partner of Graystone Capital, Ltd., venture capital firms, since 1987. He is also President and a director of Cambridge Holdings, Ltd., a publicly held real estate firm, and a co-founder and director of USMX, Inc., a publicly held mining company. From May 1989 until January 1990, Mr. Pusey also served as Chief Financial Officer of USMX, Inc. Mr. Pusey received a B.S. degree in Finance from Boston College in 1974. Mr. Pusey became a director of the Company in 1994.

     The Company has entered into an agreement with Shermfin Corp. wherein it has agreed that, for so long as Shermfin Corp. owns 10% or more of the outstanding Common Stock of the Company, Shermfin Corp. will be entitled to designate one person to serve as a member of the Company's Board of Directors. The current designee is M. F. Florence who shall continue to serve in such capacity until written notice otherwise is provided by Shermfin Corp. to the Company. See "Certain Transactions".

     The Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. M.F. Florence and Gregory Pusey serve as the two members of the Audit Committee. The primary functions of the Audit Committee are to review the scope and results of audits by the Company's independent auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of accounting services. F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg serve as the three members of the Option Committee. The Compensation Committee reviews stock option and other compensation policies and programs.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company to the officers whose total annual compensation exceeded $100,000 during the fiscal years ended September 30, 1995 and 1996.

SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                           ------------------------------------------

                                       ANNUAL COMPENSATION                         AWARDS                   PAYOUTS
                              ---------------------------------------              ------                   -------
                                                               Other
                                                               Annual         Restricted                                   All Other
Name and Principal                       Salary                compensa-      Stock           Options/       LTIP          Compensa-
Position                       Year       ($)        Bonus     tion           Awards          SARs           Payouts       tion(1)
==============                 ====      ======      =====     =======        ==========      ========       =======       =========
David P. Bertrand              1994      143,256      24,000       -0-         -0-              -0-             -0-         12,885
Chief Executive Officer of     1995      162,006     143,829     5,250         -0-              80,400          -0-         12,885
the Company                    1996      162,000     530,812    15,750         -0-              -0-             -0-         12,885

Jana Mitcham                   1994      144,826      24,000       -0-         -0-              -0-             -0-          9,013
Executive Vice President       1995      157,316     143,829     5,250         -0-              75,600          -0-          9,013
of the Company                 1996      156,000     526,649    15,500         -0-              -0-             -0-          9,013

Barry C. Loder                 1994(2)       -0-         -0-       -0-         -0-              -0-             -0-         -0-
Vice President and Chief       1995       51,404       7,790     1,500         50,000           -0-             -0-         -0-
Financial Officer of the       1996      121,184      57,500    11,208         -0-              -0-             -0-         -0-
Company

Ronnie D. Meaux                1994       74,626         -0-       -0-         -0-              -0-             -0-          6,392
Vice President and             1995       81,350      10,000     6,900         -0-              36,000          -0-          6,392
Assistant Secretary of the     1996       87,430      53,160     9,400         -0-              -0-             -0-          6,392
Company

_________________

(1) The Company has obtained insurance policies on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux, of which benefit amounts of $1,060,000, $660,000 and $467,000 on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux, respectively, constitute "keyman" insurance and are payable to the Company. Approximately 51% of the aggregate insurance benefits on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux are payable to beneficiaries designated by Mr. Bertrand, Ms. Mitcham and Mr. Meaux. In addition, part of the cash value may be used as retirement benefits for the executive officers. The premiums paid by the Company allocable to these items are included in the table.

(2)  Mr. Loder joined the Company in March 1995.

     In 1995 the Company entered into employment agreements with Mr. Bertrand and Ms. Mitcham which expired on September 30, 1996. The terms of the agreements were essentially identical. Mr. Bertrand received an annual salary of $162,000 and Ms. Mitcham received an annual salary of $156,000. Each was also entitled to 5% of the first $2,000,000 of annual pre-tax income of the Company, 4% of the amount in excess of $2,000,000 but less than $2,500,000, and 3% of the amount over $2,500,000. Mr. Bertrand was also granted the right to create a special bonus pool for key employees to receive up to 2% of the pre-tax income between $2,000,001 and $2,500,000 and up to 4% of the pre-tax income greater than $2,500,000.

     Effective October 1, 1996, the Company entered into new employment agreements with Mr. Bertrand and Ms. Mitcham. The terms of these agreements are essentially identical, except that Mr. Bertrand's annual salary is $400,000 and Ms. Mitcham's annual salary is $376,000. Mr. Bertrand and Ms. Mitcham are each also entitled to a bonus if the Company has pre-tax annual income between $3 million and $20 million. Each is entitled to receive 5% of any annual pre-tax income between $3 million and $5 million; four percent of the annual pre-tax income between $5 million and $10 million; and three percent of the annual pre-tax income between $10 million and $20 million. The term of each agreement is three years. Each of the agreements may be earlier terminated upon mutual agreement, death, disability or conviction of the officer, or a material breach of the agreement by the officer.

OPTION PLANS

     In 1993 and 1995 the Company adopted stock option plans for the grant of options to employees and consultants (the "Plans"). The provisions for each of the Plans are similar. There are presently outstanding or reserved for issuance options to acquire up to 518,850 shares of Common Stock. Under the Plans, the Company may issue options to purchase up to an additional 440,906 shares of Common Stock. Under the Plans, options may be granted in the form of "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-statutory stock options. The Board of Directors has the authority to fix the terms and number of options to be granted and the employees to receive the options. The exercise price of each stock option granted under the Plans may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of incentive stock options granted to employees owning more than 10% of the Common Stock). All of the outstanding options were granted at exercise prices which were not less than the fair market value on the respective grant dates. See "Principal Shareholders" regarding outstanding options to officers and directors of the Company.

     The maximum term of options granted under the plans is 10 years. The aggregate fair market value of the Common Stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee. Options granted under the Plans are non-transferable and generally expire 30 days after the termination of any optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's option may be exercised up to 90 days following such disability or death.

OPTION GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 1996

     No stock options were granted by the Company during the fiscal year ended September 30, 1996 to any executive officer named in the Summary Compensation Table.

OPTION EXERCISES AND YEAR-END VALUES

     The following table shows option exercises by the named executive officers during the fiscal year ended September 30, 1996. Also reported are the year-end values for their unexercised "in-the-money" options, which represent the positive spread between the exercise price of any such option and the market price of the Common Stock on September 30, 1996.

                                                                             Value of
                                                       Number of            Unexercised
                                                      Unexercised          In-the-Money
                        Number of                       Options             Options at
                      Shares Under-    Value        At Year End (#)        Year End ($)
                      lying Options   Realized        Exercisable/         Exercisable/
  Name                Exercised (#)     ($)          Unexercisable         Unexercisable
--------             --------------   --------      ---------------        -------------
David P. Bertrand          --           --            66,400/14,000      853,580/183,190

Jana Mitcham               --           --            61,600/14,000      792,680/183,190

Barry C. Loder             --           --            33,333/16,667      402,079/201,040

Ronnie D. Meaux            --           --            18,500/6,000        238,495/78,510

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive $18,000 per year, $400 for each Board meeting attended, and $200 for each committee meeting of the Board attended. Directors who are also employees of the Company receive no additional compensation for serving as Directors. The Company reimburses its Directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors. The Company may also utilize the services of its outside directors as consultants to the Company. During the fiscal year ended September 30, 1995 the Company paid Mr. Pusey $40,000, Mr. Kashenberg $ 12,000 and Mr. Florence $2,000 for consulting services. During the fiscal year ended September 30, 1996, the Company paid Mr. Pusey $58,000, and $12,000 to each of Mr. Kashenberg and Mr. Florence.

     In November 1995, the Board of Directors of the Company adopted the 1995 Non-Discretionary Stock Option Plan for directors of the Company who are not eligible to participate in the other Plans (the "Non-Discretionary Plan.") The Non-Discretionary Plan provides that the Company grant options to purchase 5,000 shares of the Company's Common Stock to each eligible director on the date of adoption of the Non-Discretionary Plan (November 28, 1995), to each person who thereafter becomes a director of the Company and, as of December 1 of each year (commencing in 1996), options to purchase an additional 5,000 shares of Common Stock will be granted to each eligible director. The exercise price of the options is the fair market value of the Common Stock on the date the options are granted. The options are exercisable in full as of the date of grant. The shares acquired upon exercise of these options cannot be sold for six months following the date of grant. In November 1995, the Company granted options to purchase 5,000 shares of Common Stock at a price of $19.75 per share to each of F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg. In December 1996 the Company granted options to purchase 5,000 shares of Common Stock at a price of $12.38 per share to each of F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg. Each option granted pursuant to the Non-Discretionary Plan will expire five years from the date of grant, except that an option will expire, if not exercised, 30 days after the optionee ceases to be a director of the Company.

     Options granted pursuant to the Non-Discretionary Plan will not qualify for the special tax benefits given to incentive stock options under Section 422 of the Code. Accordingly, all of the stock options granted pursuant to the Non-Discretionary Plan may be deemed to be non-statutory stock options. The options are generally non-transferable.


INDEMNIFICATION AND LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

     The Company's Articles of Incorporation provide for the indemnification of directors and officers of the Company. In general, the Company will indemnify its officers and directors against expenses incurred by them in connection with the defense of any action, suit or proceeding in which they are made parties, except in relation to matters to which any such director or officer is adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. The Company has no director and officer liability insurance. There are no pending claims for indemnification, nor is the Company aware of any pending or threatened claims which would result in a claim for indemnification.

     In addition, the Company's Articles of Incorporation eliminate liability of directors to the Company and its shareholders for monetary damages for an act or omission in the director's capacity as a director except in the case of liability: (i) for a breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that constitute a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. It does not limit the rights of third parties, nor does it limit or eliminate the rights of the Company or any shareholder, to seek non-monetary relief such as an injunction or rescission if a director breaches his duty of care. The provision applies only to the duty of care and not to any other fiduciary duties to the Company and its shareholders.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foreign provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 13, 1997 and as adjusted to reflect the sale of 434,416 shares of Common Stock offered hereby, by (i) each shareholder who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each director of the Company and (iii) all directors and officers of the Company as a group.

                                   Number of            Percentage of Ownership
  Beneficial Owner               Shares Owned     Before Offering       After Offering
--------------------           ----------------   ------------------------------------
Shermfin Corp.                     1,215,390(1)         21.8                 20.2
150 Signet Dr.
Weston, Ontario, Canada
9ML 1T9

M. F. Florence                     1,231,390(1)(2)      22.1                 20.5
150 Signet Dr.
Weston, Ontario, Canada
M9L 1T9

Bernard Sherman                    1,215,390(1)         21.8                 20.2
150 Signet Dr.
Weston, Ontario, Canada
M9L 1T9

Jana Mitcham                         377,304(3)          6.8                  6.3
10618 Great Plains
Houston, Texas 77064

David P. Bertrand                    328,692(4)          5.9                  5.5
10622 Great Plains
Houston, TX  77064

Gregory Pusey                        236,978(5)          4.2                  3.9
1722 Buffehr Creek Road
Vail, Colorado 81657

Richard S. Kashenberg                 60,372(6)          1.1                  1.0
15501 First Street
Irwindale, CA  91706

F. Wayne Ballenger                    10,000(7)           .2                   .2
3134 Meadway Drive
Houston, Texas 77082

All Officers and Directors         2,366,352(8)         42.5                 39.4
as a Group (9 Persons)

___________________
(1) Messrs. Sherman and Florence may be deemed beneficial owners of the shares held by Shermfin Corp. due to their affiliations with Shermfin Corp. In July, 1994, Mr. Sherman and Shermfin Corp. consented to the issuance of an Order of the Securities and Exchange Commission (the "Commission") that they cease and desist from violations of certain reporting and anti-fraud provisions of the Securities Exchange Act of 1934. Mr. Sherman and Shermfin Corp. consented to this Order without admitting or denying the findings of the Commission that they had failed to file reports of beneficial ownership of the common stock of Kinesis, Inc. with the Commission on Form 3 and Schedule 13G. The Company has no relationship with Kinesis, Inc.

(2) Includes options to acquire (i) 6,000 shares of Common Stock at $1.665 per share, of which options to acquire 2,000 shares become exercisable in October 1997, (ii) options to acquire 5,000 shares of Common Stock at $19.75 per share, and (iii) options to acquire 5,000 shares of Common Stock at $12.38 per share.

(3) Includes 5,000 Warrants and options to acquire (i) 42,000 shares of Common Stock at $1.665 per share, of which options to acquire 14,000 shares become exercisable in October 1997, (ii) 16,800 shares of Common Stock at $1.875 per share, and (iii) 16,800 shares of Common Stock at $2.25 per share. Also includes 11,554 shares of Common Stock owned by her daughter, 4,000 shares of Common Stock owned by her husband, and options held by her husband to acquire 4,800 shares of Common Stock at $1.665 per share. Does not include options to purchase an aggregate of 45,000 shares of Common Stock at $13.00 per share, which become exercisable in equal amounts over a three-year period commencing November 20, 1997.

(4) Includes options to acquire (i) 42,000 shares of Common Stock at $1.665 per share, of which options to acquire 14,000 shares become exercisable in October 1997, (ii) 19,200 shares of Common Stock at $1.875 per share, and
     (iii) 19,200 shares of Common Stock at $2.25 per share. Also includes 40,000 shares owned by his two sons and options held by his wife to acquire 4,800 shares of Common Stock at $1.665 per share. Does not include options to purchase an aggregate of 47,400 shares of Common Stock at $13.00 per share, which become exercisable in equal amounts over a three-year period commencing November 20, 1997.

(5) Includes 3,000 Warrants and options to acquire (i) 6,000 shares of Common Stock at $1.665 per share of which options to acquire 2,000 shares become exercisable in October 1997, (ii) 6,000 shares of Common Stock at $1.875 per share, and (iii) 6,000 shares of Common Stock at $2.25 per share. Also includes 45,468 shares of Common Stock and 14,000 Warrants held by entities which are affiliates of Mr. Pusey, and 20,104 shares of Common Stock and 1,000 Warrants held by his wife, individually, or as custodian for their minor children. Does not include options to purchase an aggregate of 9,000 shares of Common Stock at $13.00 per share, which become exercisable in equal amounts over a three-year period commencing November 20, 1997.

(6) Includes options to acquire (i) 6,000 shares of Common Stock at $1.665 per share, of which options to acquire 2,000 shares become exercisable in October 1997, (ii) options to acquire 5,000 shares of Common Stock at $19.75 per share, and (iii) options to acquire 5,000 shares of Common Stock at $12.38 per share.

(7) Includes options to acquire (i) 5,000 shares of Common Stock at $19.75 per share; and (ii) options to acquire 5,000 shares of Common Stock at $12.38 per share.

(8) Includes the following options and Warrants held by persons who are officers, but not directors, of the Company: 9,000 Warrants and options to acquire (i) 15,500 shares of Common Stock at $1.665 per share, of which options to acquire 6,000 shares become exercisable in October 1997, (ii) 4,500 shares of Common Stock at $1.875 per share, (iii) 4,500 shares of Common Stock at $2.25 per share, (iv) 50,000 shares of Common Stock at $2.6875 per share, and (v) 10,000 shares of Common Stock at $11.50 per share. Does not include options to purchase an aggregate of 37,250 shares of Common Stock at $13.00 per share, which become exercisable in equal amounts over a three-year period commencing November 20, 1997.

                             CERTAIN TRANSACTIONS

     The Company and its predecessors borrowed an aggregate of $650,000 from Shermfin Corp. during the period from 1988 to 1991. The loans were evidenced by promissory notes with interest at rates ranging from 9% to 11% per annum with maturity dates from October 1995 to October 1996. The promissory notes were convertible at the option of Shermfin Corp. into an aggregate of 966,834 shares of Common Stock. In March 1995 the Company entered into an agreement with Shermfin Corp. pursuant to which it was agreed that Shermfin Corp. would convert $130,500 of debt from the note in the principal amount of $250,000 into 360,000 shares of the Company's Common Stock at the closing of the Company's public offering of securities that year. It was further agreed that the remaining principal balance of the promissory note in the principal amount of $250,000 ($119,500), plus the entire principal balances of the other three notes (an aggregate of $400,000) would be repaid to Shermfin Corp. at the closing of the offering. The Company believes that the borrowing arrangements with Shermfin Corp. were made on terms at least as favorable as could be obtained from third parties.

     In its March 1995 agreement with Shermfin Corp., the Company agreed to register the 360,000 shares to be issued to Shermfin Corp. during the period commencing one year after the date of commencement of the offering (July 10, 1995) and ending four years after the date of the offering (July 10, 1999). See "Shares Eligible For Future Sale". The Company also agreed that, for so long as Shermfin Corp. owns 10% or more of the outstanding Common Stock of the Company, Shermfin Corp. will be entitled to designate one person to serve as a member of the Company's Board of Directors. The current designee is M.F. Florence who shall continue to serve in such capacity until written notice otherwise is provided by Shermfin Corp. to the Company. See "Management".

     Prior to the Merger of the Company's predecessors, Nutrition Express Corporation of Colorado, Inc., and Nutrition Express Corporation of Utah, Inc. ("NEC-Utah"), into the Company in 1994, Shermfin Corp. held, among other securities, all of the outstanding shares of the Series A Preferred Stock of NEC-Utah. In exchange for the agreement of Shermfin Corp. to convert the Series A Preferred Stock into common stock of NEC-Utah, NEC-Utah agreed to reduce the conversion rate. As a result, the Company recognized a conversion expense against net income applicable to common stock of $181,243 in the fiscal year ended September 30, 1994.

     The largest supplier of products to the Company is NION Laboratories, a wholly owned subsidiary of Shermfin Corp. NION Laboratories is a manufacturer of pharmaceutical and consumer-related products. During the fiscal years ended September 30, 1994 and 1995, the Company purchased approximately $1,706,000 and $2,258,000 of goods, respectively, from NION Laboratories. During the year ended September 30, 1996, the Company purchased $5,234,000 of goods from NION. In addition, Richard S. Kashenberg, a director of the Company, served as the chief executive officer of NION until December 1996. Mr. Kashenberg is currently a consultant to NION. It is anticipated that this relationship will continue in the future and the Company believes that the terms it has obtained from NION are at least as favorable as could have been obtained from third parties.

     In October 1995 the Company granted warrants to purchase 500,000 shares of Common Stock at $12.50 to Kevin Trudeau. The warrants become exercisable on April 15, 1996 and expire on October 14, 1998. The exercise price of the warrants on the date of grant was not less than the market price of the Company's Common Stock on that date. In April 1996 Mr. Trudeau agreed to the cancellation of these warrants and they are no longer outstanding.

                           DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.01 (the "Common Stock"), and 1,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock").

COMMON STOCK

     As of the date of this Amended Prospectus, the Company had outstanding 6,024,117 shares of Common Stock. Holders of Common Stock are, subject to the rights of the holders of Preferred Stock, entitled to receive dividends, when and if declared by the Board of Directors, out of funds of the Company legally available therefor. Each holder of Common Stock is entitled to cast one vote per share in all matters to be voted upon by shareholders. Cumulative voting is not allowed in the election of Directors or for any other purpose. Therefore, the holders of more than 50% of the outstanding Common Stock can elect all Directors. The holders of one-third of the outstanding Common Stock constitute a quorum at any meeting of shareholders and the vote by the holders of the majority of the outstanding shares is required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of the Articles of Incorporation. The shares of the Company's Common Stock have no preemptive or conversion rights, or redemption or sinking fund provisions, and are not liable for further call or assessment. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, including any liquidation preference on the Preferred Stock of the Company, each holder of Common Stock will be entitled to receive a pro rata portion of the remaining net assets of the Company, if any.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the shareholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The Board has not designated any shares of Preferred Stock. Therefore, the full 1,000,000 shares of Preferred Stock are available for issuance in series. The issuance of Preferred Stock could affect adversely the voting power of holders of Common Stock and the likelihood that such holders would receive dividends and dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS AND OPTIONS

     The holder of one Warrant is entitled to purchase one share of the Company's Common Stock at a price of $3.75 per share until July 10, 1998, unless earlier redeemed by the Company. The Company may at any time and from time to time extend the term of the Warrants or reduce the exercise price of the Warrants. Unless exercised during the exercise period, the Warrants will expire automatically.

     Subject to compliance with applicable securities laws, Warrant certificates may be transferred or exchanged for new certificates of different denominations at the offices of the Warrant Agent described below. The holders of Warrants as such, are not entitled to vote, to receive dividends or to exercise any of the rights of shareholders for any purpose.

     For a holder to exercise Warrants, there must be a current registration statement in effect with the SEC and various state securities authorities registering the shares of Common Stock underlying the Warrants or, at the sole determination of the Company and its counsel, there must be a valid exemption therefrom. The Company intends to maintain a current registration statement which will permit the exercise of the Warrants. Maintaining a current effective registration statement could result in substantial expense to the Company and there is no assurance that the Company will be able to maintain a current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants. The Warrants may not be exercised in any state in which the issuance of Common Stock and exercise of the Warrants is not permitted under such state's "blue sky" or securities laws. Holders of the Warrants may telephone the Company in order to ascertain in which states the Warrants may be exercised. There is no minimum number of shares that must be purchased upon exercise of the Warrants, except that no fractional shares will be issued.

     The Company has the right, at its discretion, to call all of the Warrants for redemption on 30 days' prior written notice at a redemption price of $.05 per Warrant if: (i) the closing bid price of the Company's Common Stock exceeds the exercise price of the Warrants by at least 50% during a period of at least 20 of the 30 trading days immediately preceding the Notice of Redemption; (ii) the Company has in effect a current registration statement covering the Common Stock issuable upon exercise of the Warrants; and (iii) the expiration of the 30 day notice period is within the term of the Warrants. If the Company elects to exercise its redemption right, holders of Warrants may either exercise their Warrants, sell such Warrants in the market or tender their Warrants to the Company for redemption. Within five business days after the end of the 30-day period, the Company will mail a redemption check to each registered holder of a Warrant who holds unexercised Warrants as of the end of the 30-day period, irrespective of whether such holder has surrendered the Warrant certificates for redemption. The Warrants may not be exercised after the end of the 30-day period.

     In addition, in connection with the Company's public offering of securities pursuant to a Prospectus dated July 10, 1995, the Company sold to Cohig & Associates, Inc. and Neidiger/Tucker/Bruner, Inc., the Representatives of the Underwriters and their designees, for $100 options to purchase an aggregate of 160,000 shares of Common Stock and 80,000 Warrants to purchase 80,000 shares of Common Stock (the "Representatives' Securities"). The Representatives' Securities are exercisable for a four-year period which commenced July 10, 1996 at $3.225 per share of Common Stock and at $.15 per Warrant. The Warrants have the same exercise price ($3.75) as the Warrants issued to the public.

TRANSFER AND WARRANT AGENT

     Corporate Stock Transfer, Inc., 370 Seventeenth Street, Suite 2350, Denver, Colorado 80202-4614, is the Transfer Agent for the Common Stock and the Warrants and the Warrant Agent under the Warrant Agreement.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Assuming the sale of all shares offered pursuant to this Amended Prospectus, the Company will have outstanding 6,024,117 shares of Common Stock. The shares issued in this offering and the shares previously outstanding will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act.

     The Company's officers and directors and their affiliates own beneficially 2,365,952 shares of Common Stock of which 2,022,852 shares are currently eligible for sale in the public market pursuant to Rule 144. In addition, the Company has agreed to register the 360,000 shares issued to Shermfin Corp. in July 1995 at the request of Shermfin Corp. during the period commencing July 10, 1996 and ending July 10, 1999.

     In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least two years, including an "affiliate", as that term is defined in Rule 144, is entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 60,241 shares immediately following this offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. The two year holding period will be reduced to one year upon effectiveness (in or about April
1997) of an amendment by the SEC to Rule 144. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. It is provided in Rule 144(k) that a person who is not an "affiliate" of the issuer at any time during the three months preceding a sale and who has beneficially owned shares for at least three years (two years upon effectiveness of the amendment to Rule 144) is entitled to sell those shares at any time under Rule 144 without having to comply with the public information, volume limitation, manner of sale and notice provisions of Rule 144.

     The Company has agreed with Nightingale-Conant that the Company will file a registration statement under the Securities Act to register for resale an aggregate of 120,000 shares of Common Stock owned by KT Corp., a major distributor of the Company and an affiliate of Kevin Trudeau, and Nightingale-Conant Corporation, a supplier of cassette tapes to the Company. These persons acquired their shares from Shermfin Corp. in a private transaction in October 1995. The Company has agreed with Nightingale-Conant Corporation that it will file this registration statement upon the request of Nightingale-Conant Corporation.

                                 LEGAL MATTERS

     The law firm of Bearman Talesnick & Clowdus Professional Corporation, Denver, Colorado, has acted as counsel for the Company in connection with this offering and has rendered an opinion concerning the legality of the Common Stock offered hereby. Attorneys in that law firm own 8,000 shares of the Common Stock.

                                    EXPERTS

     Financial statements of the Company as of September 30, 1996 and for the year then ended included in this Amended Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. Financial statements of the Company as of September 30, 1995 and for each of the years in the two-year period ended September 30, 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

Interim Financial Statements:

  Consolidated Balance Sheets ...............................................F-2

  Consolidated Statements of Operations .....................................F-3

  Consolidated Statements of Stockholders' Equity............................F-4

  Condensed Consolidated Statements of Cash Flows ...........................F-5

  Notes to Consolidated Financial Statements.................................F-6

Fiscal Financial Statements:

  Independent Auditors' Reports..............................................F-7

  Consolidated Balance Sheets ...............................................F-9

  Consolidated Statements of Operations ....................................F-10

  Consolidated Statements of Stockholders' Equity ..........................F-11

  Consolidated Statements of Cash Flows ....................................F-12

  Notes to Consolidated Financial Statements................................F-13

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                          Consolidated Balance Sheets

                                    Assets


                                                                  December 31,    September 30,
                                                                      1996            1996
                                                                  (Unaudited)
                                                                  -----------     -------------
Current assets:
  Cash and cash equivalents                                       $14,541,312       15,588,504
  Accounts receivable, net                                            335,379          368,062
  Inventories                                                       5,822,121        6,365,350
  Deferred tax asset, net                                           3,670,000        1,500,000
  Refundable federal income taxes                                     611,191          500,000
  Prepaid expenses and other assets                                   375,055          260,091
                                                                  -----------       ----------
    Total current assets                                           25,355,058       24,582,007

Property and equipment, net                                         3,289,107        2,493,759
Intangible assets, net                                                291,037          340,063
Other assets                                                          219,976          212,031
                                                                  -----------       ----------
                                                                  $29,155,178       27,627,860
                                                                  ===========       ==========

                     Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                                $ 3,192,714        2,577,101
  Accrued bonuses and commissions                                   1,221,988        2,041,678
  Accrued expenses and other liabilities                              615,858          552,424
  Accrued class action settlement                                   6,200,000               --
  Deferred income                                                   3,882,996        3,893,570
  Federal and franchise tax payable                                   850,000          850,000
  Dividends payable                                                   111,371          111,371
                                                                  -----------       ----------
    Total current liabilities                                      16,074,927       10,026,144
                                                                  -----------       ----------
Stockholders' equity:
  Preferred stock, $.001 par value; 1,000,000
   authorized; none issued and outstanding                                 --               --
  Common stock, $.01 par value; 20,000,000 shares
   authorized; 5,570,962 and 5,568,562 shares, respectively            55,710           55,686
  Additional paid-in capital                                        9,943,043        9,939,059
  Retained earnings                                                 3,003,883        7,611,580
  Cumulative foreign currency translation adjustment                   77,615           (4,609)
                                                                  -----------       ----------
    Total stockholders' equity                                     13,080,251       17,601,716
                                                                  -----------       ----------
                                                                  $29,155,178       27,627,860
                                                                  ===========       ==========

         See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
               Consolidated Statements Of Operations (Unaudited)


                                          Three Months
                                       Ended December 31,
                                 ----------------------------
                                    1996              1995
                                 ----------        ----------

Net sales                          $19,269,268     21,262,476

Cost of sales                       14,184,630     14,492,147
                                   -----------     ----------
Gross profit                         5,084,638      6,770,329

Marketing, distribution and
 administrative expenses             5,580,599      2,901,680
                                   -----------     ----------
Income (loss) from operations         (495,961)     3,868,649
                                   -----------     ----------
Other income (expense):
  Class action settlement           (6,425,000)            --

  Interest, net                        175,156        151,364

  Other, net                           (31,714)       (19,733)
                                   -----------     ----------
                                    (6,281,558)       131,631
                                   -----------     ----------

Income (loss) before income
 tax expense (benefit)              (6,777,519)     4,000,280

Income tax expense (benefit)        (2,281,191)     1,447,000
                                   -----------     ----------

Net income (loss)                  $(4,496,328)     2,553,280
                                   ===========     ==========

Primary earnings (loss) per
 common share                      $      (.71)          .40
                                          ====          =====
Fully diluted earnings
 (loss) per common share           $      (.71)          .39
                                          ====          =====

Weighted average common shares:
  Primary                            6,319,813     6,419,365
                                   ===========     ==========
  Fully diluted                      6,319,813     6,555,085
                                   ===========     ==========

         See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                Consolidated Statements of Stockholders' Equity
           Three Months Ended December 31, 1996 and 1995 (Unaudited)

                                                                           Cumulative
                                               Additional     Retained      Foreign           Total
                                     Common     Paid-In       Earnings      Currency       Stockholders'
                                     Stock      Capital       (Deficit)    Adjustment         Equity
                                     -------   ----------    ----------    ----------      -------------
Balance, at September 30, 1995      $50,565    8,089,992       (982,213)        -          $ 7,158,344

  Net income (loss)                      -            -       2,553,280         -            2,553,280

  Exercise of stock options             262       36,736             -          -               36,998

  Exercise of warrants                1,851      687,526             -          -              689,377
                                     -------   ---------    -----------    ----------      -----------

Balance, at December 31, 1995        $52,678   8,814,254     1,571,067           0         $10,437,999
                                     =======   =========    ==========     ==========      ===========

Balance, at September 30, 1996       $55,686   9,939,059     7,611,580      (4,609)        $17,601,716

  Net income (loss)                       -           -     (4,496,328)         -           (4,496,328)

  Cash dividends                          -           -       (111,369)         -             (111,369)

  Foreign currency adjustment             -           -             -        82,224             82,224

  Exercise of stock options               24       3,984            -            -               4,008
                                     -------   ---------    -----------    ---------       -----------

Balance, at December 31, 1996        $55,710   9,943,043     3,003,883       77,615        $13,080,251
                                     =======   =========    ==========     =========       ===========

See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
          Condensed Consolidated Statements Of Cash Flows (Unaudited)


                                                                   Three Months
                                                                Ended December 31,
                                                           ---------------------------
                                                              1996             1995
                                                           ----------       ----------

Net cash provided by (used in) operating activities      $   (87,725)        3,804,987

Net cash used in investing activities                       (934,328)         (405,777)

Net cash provided by (used in) financing activities         (107,363)          726,375

Cumulative foreign currency translation adjustment            82,224                --
                                                         -----------        ----------

  Net increase (decrease) in cash and cash equivalents    (1,047,192)        4,125,585

Cash and cash equivalents at beginning of period          15,588,504         8,960,100
                                                         -----------        ----------

Cash and cash equivalents at end of period               $14,541,312        13,085,685
                                                         ===========        ==========

         See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  Notes To Consolidated Financial Statements

INTERIM FINANCIAL STATEMENTS

        The accompanying financial statements of Nutrition For Life International, Inc. (the Company) have been prepared in accordance with the instructions to quarterly reports on Form 10-Q. In the opinion of Management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at December 31, 1996, and for all periods presented have been made. Certain information and footnote data necessary for fair presentation of financial position and results of operations in conformity with generally accepted accounting principles have been condensed or omitted. It is therefore suggested that these financial statements be read in conjunction with the summary of significant accounting policies and notes to financial statements included in the Company's Annual Report on Form 10-KSB. The results of operations for the period ended December 31, 1996 are not necessarily indicative of operating results for the full year

        Included in marketing, distribution and administrative expenses during the three months ended December 31, 1996 is an accrual of $1,200,000 to cover the estimated cost for a special award to a group of executive distributors. This special award relates to the recruitment of certain distributors by Kevin Trudeau, a key distributor of the Company, and representations which may have been made regarding entitlement to benefits or prizes, principally cruises, as performance incentives to these distributors. Although the Company does not believe that it is legally responsible for any such representations, in the interest of promoting good distributor relations, the Company intends to offer certain distributors the right to participate in cruises at the Company's expense.

        During the three months ended December 31, 1996, the Company accrued $6,425,000 for the preliminary settlement of class action lawsuits that had been filed during the fiscal year ended September 30, 1996. The settlement amount includes estimated amounts due to class action members, to attorneys, and for costs of administration.

        The Company has not yet adopted Statements of Financial Accounting Standards No. 121 or No. 123. The Company will be required to adopt these Statements during the fiscal year ended September 30, 1997. The Company does not believe either Statement will have a material impact on the financial statements.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Board of Directors
  and Shareholders of
  Nutrition for Life International, Inc.



We have audited the consolidated balance sheet of Nutrition for Life International, Inc. as of September 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nutrition for Life International, Inc. at September 30, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                            BDO Seidman, LLP


Houston, Texas
November 1, 1996, except Notes 7 and 8
  which are dated December 4, 1996.

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

The Board of Directors
Nutrition For Life International, Inc.:

We have audited the accompanying balance sheet of Nutrition For Life International, Inc. as of September 30, 1995 and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nutrition For Life International, Inc. as of September 30, 1995 and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 1995 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Houston, Texas
November 2, 1995, except as to note 2,
which is as of December 8, 1995

                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1996 AND 1995

                                                                   1996          1995
                                                                   ----          ----
                                     ASSETS
                                     ------

Current Assets:
            Cash and cash equivalents.........................  $15,588,504  $ 8,960,100
            Accounts receivable, less allowance for doubtful
             accounts of $38,000 and $0.......................      368,062      172,762
            Inventories.......................................    6,365,350    2,267,617
            Deferred tax asset, net (Note 5)..................    1,500,000            -
            Refundable federal income taxes...................      500,000            -
            Prepaid expenses and other assets.................      260,091       89,251
                                                                -----------  -----------

              Total Current Assets............................   24,582,007   11,489,730

Property and Equipment, Net (Note 4)..........................    2,493,759      620,818
Deferred Tax Asset, Net (Note 5)..............................            -       79,142
Intangible Assets, Net........................................      340,063      227,498
Other Assets..................................................      212,031      148,425
                                                                -----------  -----------
                                                                $27,627,860  $12,565,613
                                                                ===========  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current Liabilities:
            Accounts payable....................................  $ 2,577,101   $ 2,389,706
            Accrued bonuses and commissions.....................    2,041,678     1,266,616
            Deferred income (Note 7)............................    3,893,570       347,795
            Accrued expenses and other liabilities..............      552,424       559,415
            Federal and franchise tax payable...................      850,000       843,737
            Dividends payable (Note 2)..........................      111,371             -
                                                                  -----------   -----------

              Total Current Liabilities.........................   10,026,144     5,407,269
                                                                  -----------   -----------

Commitments and Contingencies (Note 8)
Stockholders' Equity (Note 2):
            Preferred stock, $.001 par value; 1,000,000
              authorized; none issued and outstanding...........            -             -
            Common stock; $.01 par value; 20,000,000
              and 10,000,000 shares authorized..................       55,686        50,565
            Additional paid-in capital..........................    9,939,059     8,089,992
            Retained earnings (deficit).........................    7,611,580      (982,213)
            Cumulative foreign currency translation adjustment..       (4,609)            -
                                                                  -----------   -----------
              Total Stockholders' Equity........................   17,601,716     7,158,344
                                                                  -----------   -----------
                                                                  $27,627,860   $12,565,613
                                                                  ===========   ===========

         See accompanying notes to consolidated financial statements.

                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                                    1996         1995          1994
                                                    ----         ----          ----


Net sales (Notes 7 and 10)...................   $97,403,757   $32,289,752   $17,583,195
Cost of sales (Note 9).......................    67,826,803    23,515,259    12,782,597
                                                -----------   -----------   -----------
Gross profit                                     29,576,954     8,774,493     4,800,598
Marketing, distribution and
  administrative expenses (Note 8)...........    16,230,023     5,853,330     4,358,503
                                                -----------   -----------   -----------

Income from operations.......................    13,346,931     2,921,163       442,095
                                                -----------   -----------   -----------
Other income (expense)
            Interest, net....................       711,563       (51,499)      (59,539)
            Other, net (Note 8)..............       (63,533)      139,189        48,747
                                                -----------   -----------   -----------
                                                    648,030        87,690       (10,792)
                                                -----------   -----------   -----------
Income before income tax expense.............    13,994,961     3,008,853       431,303
Income tax expense (Note 5)..................     5,289,797       764,595             -
                                                -----------   -----------   -----------
Net income                                        8,705,164     2,244,258       431,303
Preferred stock conversion (Note 3)..........             -             -       181,243
                                                -----------   -----------   -----------
Net income applicable to common shares.......   $ 8,705,164   $ 2,244,258   $   250,060
                                                ===========   ===========   ===========
Primary earnings per common share............         $1.36          $.65          $.09
                                                ===========   ===========   ===========
Fully-diluted earnings per common share......         $1.36          $.51          $.08
                                                ===========   ===========   ===========

Weighted average common shares outstanding:
            Primary..........................     6,405,152     3,437,258     2,824,734
            Fully-diluted....................     6,405,152     4,443,532     3,791,566
                                                ===========   ===========   ===========

         See accompanying notes to consolidated financial statements.

                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994




                                                                                          Cumulative
                                                                                           Foreign
                                              Common Stock     Additional     Retained     Currency         Total
                                           ------------------    Paid-in      Earnings    Translation   Stockholders'
                                            Shares    Amount     Capital     (Deficit)    Adjustment        Equity
                                           ---------  -------  -----------  ------------  -----------    -----------

Balance, at October 1, 1993..............  2,824,734  $28,247   $3,664,711  $(3,476,531)  $         -    $   216,427

Net income...............................          -        -            -      431,303             -        431,303

Preferred stock conversion...............          -        -      181,243     (181,243)            -              -
                                           ---------  -------   ----------  -----------   -----------    -----------

Balance, at September 30, 1994...........  2,824,734   28,247    3,845,954   (3,226,471)            -        647,730

Net income...............................          -        -            -    2,244,258             -      2,244,258

Conversion of debt.......................    360,000    3,600      126,900            -             -        130,500

Public offering..........................  1,840,000   18,400    4,089,331            -             -      4,107,731

Exercise of stock options................     30,790      308       24,067            -             -         24,375

Exercise of warrants.....................      1,000       10        3,740            -             -          3,750
                                           ---------  -------   ----------  -----------   -----------    -----------

Balance, at September 30, 1995...........  5,056,524   50,565    8,089,992     (982,213)            -      7,158,344

Net income...............................          -        -            -    8,705,164             -      8,705,164

Cash dividends (Note 2)..................          -        -            -     (111,371)            -       (111,371)

Foreign currency translation adjustment..          -        -            -            -        (4,609)        (4,609)

Exercise of stock options................     27,454      275       36,723            -             -         36,998

Exercise of warrants.....................    484,584    4,846    1,812,344            -             -      1,817,190
                                           ---------  -------   ----------  -----------   -----------    -----------

Balance, at September 30, 1996...........  5,568,562  $55,686   $9,939,059  $ 7,611,580   $    (4,609)   $17,601,716
                                           =========  =======   ==========  ===========   ===========    ===========

         See accompanying notes to consolidated financial statements.

                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994



                                                                1996              1995         1994
                                                            -------------     ------------  ----------
Cash flows from operating activities:
        Net income........................................  $  8,705,164      $  2,244,258  $  431,303
        Adjustments to reconcile net income to net cash
          provided by operating activities:
           Depreciation and amortization..................       400,368           211,469     161,112
           Bad debt expense...............................       671,198            93,744      88,581
           Deferred tax benefit...........................    (1,420,858)          (79,142)          -
           Changes in assets and liabilities:
              Accounts receivable.........................      (866,498)         (171,025)   (100,654)
              Inventories.................................    (4,097,733)       (1,241,050)    (70,887)
              Refundable federal income taxes.............      (500,000)                -           -
              Prepaids and other assets...................      (170,840)           30,795     (89,487)
              Other assets................................       (63,606)          (48,976)    (60,094)
              Accounts payable............................       187,395         1,847,497      87,801
              Consigned inventory deposits................             -           (48,881)     24,491
              Deferred income.............................     3,545,776           245,023      10,088
              Accrued expenses and other liabilities......       768,070         1,205,013      73,322
              Federal and franchise tax payable...........         6,263           843,737           -
                                                             -----------         ---------     -------
Net cash provided by operating activities.................     7,164,699         5,132,462     555,576
                                                             -----------         ---------     -------
Cash flows from investing activities:
        Purchase of property and equipment................    (2,174,214)         (407,882)   (167,039)
        Purchase of intangible assets.....................      (211,660)                -           -
                                                             -----------         ---------     -------
Net cash used in investing activities.....................    (2,385,874)         (407,882)   (167,039)
                                                             -----------         ---------     -------
Cash flows from financing activities:
        Exercise of stock options.........................        36,998            24,375           -
        Exercise of warrants..............................     1,817,190             3,750           -
        Principal repayments on long-term debt............             -          (519,500)          -
        Proceeds from notes payable - bank................             -                 -      45,000
        Principal repayments on notes payable - bank......             -           (20,000)    (25,000)
        Net proceeds from public offering.................             -         4,107,731           -
                                                             -----------         ---------     -------
Net cash provided by financing activities.................     1,854,188         3,596,356      20,000
                                                             -----------         ---------     -------
Net increase in cash and cash equivalents.................     6,633,013         8,320,936     408,537
Cash and cash equivalents, beginning of year..............     8,960,100           639,164     230,627
Cumulative foreign currency translation adjustment........        (4,609)                -           -
                                                             -----------         ---------     -------
Cash and cash equivalents, end of year....................   $15,588,504      $  8,960,100   $ 639,164
                                                             ===========      ============   =========
Supplemental disclosure of noncash financing activities:
        Conversion of convertible long-term debt to
          common stock....................................  $          -      $    130,500   $       -
                                                            ============      ============   =========

        Declaration of dividends..........................   $   111,371      $          -   $       -
                                                            ============      ============   =========
Supplemental disclosure of cash flow information:
        Federal and state income taxes paid...............   $ 7,210,000      $          -   $       -
                                                            ============      ============   =========

         See accompanying notes to consolidated financial statements.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND BUSINESS

     Nutrition for Life International, Inc., ("NFLI" or the "Company"), a Texas corporation, was formed on September 15, 1993 for the purpose of being the sole survivor of a merger between Nutrition Express Corporation of Colorado, Inc. (NEC-Colorado) and Nutrition Express Corporation of Utah, Inc. (NEC-Utah) and the Company, as discussed in Note 3. The effect of the merger was that, instead of NEC-Colorado and NEC-Utah conducting operations through their ownership of a general partnership, Nutrition for Life International (the Partnership), these corporations were merged and the business operations have been conducted through one corporation, NFLI. The assets and liabilities of the Partnership became the assets and liabilities of the Company, and the business operations have continued as they were conducted previously.

     The Company operates as a wholesale distributor through its network marketing organization, by selling a variety of consumer products and services through independent distributors in the United States and abroad. The Company develops products that are designed for health-conscious consumers, and sells those products to consumers through its network of independent distributors. The Company offers a product line of approximately 320 products in eight categories, including nutritional supplements, health foods, weight management items, skin care products and other consumer products.

     The Company develops products that it believes will have market appeal to its distributors and their customers, and assist its distributors in building their own businesses. The Company provides product development, marketing aids, customer service and essential record keeping functions for its distributors.

     Distributors actively recruit interested people to become new distributors for the Company. These recruits are placed beneath the recruiting distributor in the "network" and are referred to by the Company as that distributor's "downline." Distributors earn commissions on sales generated by the distributors in their downline as well as on the sales they generate directly. The Company's operations depend to a significant degree on the Company's ability to retain and motivate its existing distributors and to attract new distributors by continuing to offer new products and new marketing programs.

     Although the Company confines its activities to marketing and distribution, the manufacturing, packaging, labeling and advertising of the Company's products are subject to regulation by several federal agencies, as well as various agencies of the states in which the Company's products are sold. In addition, the Company's network marketing system is subject to governmental regulations generally directed at ensuring that product sales are made to consumers of the products and that advancement within the marketing organization is based on sales of products rather than investments in the organization.

     The Company's wholly-owned subsidiary, Nutrition For Life International
(UK) Ltd. ("UK"), was incorporated on April 8, 1996 in the United Kingdom and was formed primarily to operate as a wholesale distributor of the Company's products throughout the United Kingdom.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

                    NUTRITION FOR LIFE INTERNTAIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



INVENTORIES

     Inventories consist mainly of health and skin care products, dietary supplements, food products and household cleaning products. Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation on equipment is provided using the straight-line method over the estimated useful lives of the
assets.   For income tax purposes, depreciation on certain assets is calculated using accelerated methods. Leasehold improvements are amortized over the terms of the lease, not in excess of their estimated useful lives.

INTANGIBLE ASSETS

     Intangible assets represent organizational costs and the value assigned to nutrition and homeopathic product formulations. These assets are being amortized over 10 years.

REVENUE RECOGNITION

     The Company sells its products directly to independent distributors. Sales are recorded when products are shipped. Net sales represent orders shipped, less estimated returns and allowances. Provisions have been made for estimated returns and allowances at the time of sale. Included in cost of sales are rebates and other commissions which are paid monthly and are calculated using specific rates based on actual sales volume.

     NFLI issues product redemption certificates to distributors who enroll in the Company's order assurance program. Revenues are recorded when these certificates are redeemed for product. However, if the certificates are not redeemed for product, the Company records revenues ratably over a 150 day period commencing with the ending of the expiration period of 120 days (see Note 7). Such revenues are recorded as part of the Company's net sales.

INCOME TAXES

     The Company recognizes income tax expense using the liability method of accounting for deferred income taxes. A deferred tax asset or liability is recorded based upon the tax effect of temporary differences between the tax basis of assets and liabilities and their carrying value for financial reporting purposes. Deferred tax expense or benefit is the result of changes in the deferred tax assets and liabilities during the year. The Company adjusts the deferred tax asset valuation allowance based upon the anticipated future realization of the deferred tax benefits supported by demonstrated trends in the Company's operating results.

EARNINGS PER COMMON SHARE

     Earnings per common share were computed by dividing net income applicable to common shares, which has been reduced by the charge for conversion of preferred stock for the year ended September 30, 1994 (see Note 3), and by the weighted average number of shares of common stock outstanding after giving effect to dilutive stock options and warrants. The stock options and warrants are included as share equivalents using the treasury stock method, based on the average market price of the common shares during the year.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Fully-diluted earnings per common share for the years ended September 30, 1995 and 1994 are determined on the assumption that the convertible long-term debt outstanding as of those dates was converted as of the beginning of the year. Net income applicable to common shares was adjusted for the interest on the convertible long-term debt, net of its tax effect. In addition, stock options and warrants are included as share equivalents in 1995 and 1994 using the treasury stock method, based on the market price of the common shares as of September 30, 1995 and 1994.

     As certain debt was retired with the proceeds of the Company's public offering (see Note 2) and certain debt was converted in connection with the offering, supplementary earnings per share information is presented herein. Supplementary earnings per share for 1995 is $0.59. Such amount is calculated by increasing net income by the amount of interest expense related to the debt, net of tax, and increasing the weighted average shares outstanding by the number of shares issued on the conversion (278,137 weighted average shares) and the number of shares whose proceeds from the offering would be required to retire the debt (143,346 weighted average shares).

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash held on hand and in short-term, interest bearing deposits with original maturities of three months or less.

MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affects the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     At September 30, 1996, the Company's cash in financial institutions exceeded the federally insured deposit limit by approximately $5,665,000.

SHORT-TERM INVESTMENTS

     The carrying amount approximates fair value because of the short-term maturity of those investments.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). SFAS No. 121 requires, among other things, that impairment losses on assets to be held, and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Company will adopt SFAS No. 121 for the year ended September 30, 1997 and its implementation is not expected to have a material effect on the financial statements.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMEMENTS


employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25. However, the Company will be required to provide additional disclosures beginning in the year ending September 30, 1997 providing pro forma effects as if the Company had elected to adopt SFAS No. 123.

RECLASSIFICATIONS

     Certain reclassifications were made to the 1995 and 1994 accounts to conform to the 1996 financial statement presentation. These reclassifications had no impact on net income as previously reported.

NOTE 2 - COMMON STOCK

     On May 10, 1995, the Company's Board of Directors authorized a three-for-five stock split, which the Company's shareholders approved on June 30, 1995.
In addition, par value was adjusted from $.001 per share to $.01 per share. On November 6, 1995, the Company's Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend for shareholders of record on December 8, 1995. Stockholders' equity has been restated to give retroactive recognition to the stock split in prior periods by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the split. In addition, all share, per share and stock option data have been restated to reflect these splits, including the public offering of securities discussed below.

     On July 10, 1995, the Company completed the issuance of an additional 1,840,000 shares of common stock, after giving effect to the stock splits noted above, and 920,000 warrants through a public offering at prices of $2.6875 and $0.125, respectively, resulting in net proceeds (after deducting issuance costs) of $4,108,000. In connection with the offering, the holder of the convertible long-term debt converted $130,500 of debt from one of the convertible notes into 360,000 shares of the Company's common stock. The remaining principal balance of the notes were repaid from the proceeds of the offering.

     The terms of the warrants currently provide that one warrant entitles the holder to purchase one share of common stock at a price of $3.75 during a three-year period ending on July 10, 1998. The Company has the right to call all of the warrants for redemption on 30 days' prior written notice at a redemption price of $0.05 per warrant, subject to certain defined criteria. For the years ended September 30, 1996 and 1995, 484,584 and 1,000 warrants were exercised for the issuance of 484,584 and 1,000 shares of the Company's common stock, resulting in proceeds of $1,817,190 and $3,750. As of September 30, 1996, there are 434,416 warrants outstanding.

     On September 16, 1996 the Company's Board of Directors authorized a stock repurchase program, whereby the Company shall have the discretion to purchase up to 200,000 shares of common stock. The repurchase program terminates on June 30, 1997, unless extended by the Board of Directors.

     On September 30, 1996 the Board of Directors of NFLI declared a cash dividend of $.02 per share of common stock outstanding. The cash dividends of $111,371 were paid on October 15, 1996.

NOTE 3 - THE MERGER

     Effective June 27, 1994, the shareholders of NEC-Colorado, NEC-Utah and NFLI approved the merger of the companies (the Merger). The former holders of NEC-Utah common stock and NEC-Colorado Common Stock received a total of 1,383,544 and 1,441,190 shares of NFLI Common Stock, respectively, in connection with the Merger.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     This reorganization was accounted for as a combination of entities under common control, accounted for similar to a "pooling-of-interests". Accordingly, the Company's financial statements were restated for all periods prior to the merger to reflect the financial position, results of operations, and cash flows of the companies combined in the Merger on a historical cost basis.

     Shermfin Corporation (Shermfin) the largest shareholder of NEC-Utah Common Stock, was the sole holder of the 500,000 shares of the NEC-Utah Series A Preferred Stock. Shermfin agreed to convert its Series A Preferred Stock, in connection with the Merger, if the conversion price was reduced from the set rate of $.0724 per share to a reduced rate of $.04 per share. As a result, Shermfin received 12,500,000 shares of NEC-Utah Common Stock, whereas under the existing conversion rate, Shermfin would have been entitled to receive 6,906,077 shares. For accounting purposes, the reduced conversion rate meets the criteria of a "sweetened" conversion; therefore, net income applicable to common shares has been reduced by $181,243 (the estimated fair value of the shares in excess of the fair value of shares which would have been issued pursuant to the original conversion terms) in the calculation of earnings per common share for the year ended September 30, 1994.

NOTE 4 - PROPERTY AND EQUIPMENT

      Property and equipment and their useful lives are summarized as follows:
                                                    SEPTEMBER 30,
                                                ----------------------
                                         LIVES     1996        1995
                                         -----  ----------  ----------
      Equipment........................      7  $2,398,666  $1,219,966
      Furniture and fixtures...........   5-10     585,056     183,241
      Leasehold improvements...........      5     700,417     108,194
                                                ----------  ----------
                                                 3,684,139   1,511,401
      Less:  Accumulated depreciation
             and amortization..........          1,190,380     890,583
                                                ----------  ----------
                                                $2,493,759  $  620,818
                                                ==========  ==========

NOTE 5 - INCOME TAXES

          Deferred income taxes are determined based on the temporary differences between the financial statement and income tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse.

          The provision for income taxes for the years ended September 30, 1996, 1995 and 1994 consisted of the following:

                                                          1996        1995        1994
                                                      ------------  ---------  ----------
               Federal tax - current................  $ 5,860,655   $659,015   $        -
               Federal tax - deferred benefit, net..   (1,420,858)   (79,142)           -
               State tax............................      850,000    184,722            -
                                                      -----------   --------    ---------
                                                      $ 5,289,797   $764,595   $        -
                                                      ===========   ========   ==========

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The following reconciles federal income taxes computed at the statutory rate with income taxes as reported for the years ended September 30:

                                                                                         1996         1995         1994
                                                                                      -----------  -----------  ---------
               Expected income tax expense at 34%...................................  $4,758,287   $1,023,010   $ 146,643
               Graduated tax rate effect............................................     140,000            -           -
               State taxes..........................................................     560,155      121,916           -
               Nondeductible amortization of intangible assets......................      30,694       30,694      30,694
               Nondeductible expenses associated with the Merger....................           -            -      17,250
               Utilization of loss carryforwards....................................    (150,335)    (422,701)   (197,409)
               Other items, net.....................................................     (49,004)      11,676       2,822
                                                                                      ----------   ----------   ---------
                   Income tax expense...............................................  $5,289,797   $  764,595   $       -
                                                                                      ==========   ==========   =========

               Deferred tax assets at September 30, 1996 and 1995 were as follows:
                                                                                                      1996         1995
                                                                                                   ----------   ---------
               Deferred income recognized for tax purposes..........................               $1,341,000   $  76,168
               Additional capitalized inventory costs...............................                  162,000           -
               Loss carryforwards...................................................                   45,000     187,956
               Allowance for doubtful accounts......................................                   13,000           -
               Differences between financial reporting and tax depreciation.........                  (61,000)      2,974
                                                                                                   ----------   ---------
                                                                                                    1,500,000     267,098
               Less valuation allowance.............................................                        -    (187,956)
                                                                                                   ----------   ---------
                   Net deferred tax assets..........................................               $1,500,000   $  79,142
                                                                                                   ==========   =========

          The Company has approximately $130,000 of net operating loss available to carryforward subject to limitations imposed by Section 382 of the Internal Revenue Code expiring through 2008.

          It is managements opinion, based on past operating results and expected future operating results, that it will be more likely than not that the Company will utilize its entire net operating loss carryforward before expiration.

NOTE 6 - STOCK OPTION PLANS

          In planning the Merger, NEC-Utah and NEC-Colorado determined that a stock option plan to provide incentives for employees and consultants of NFLI would promote the interests of NFLI and its stockholders. The Board of Directors of NFLI approved the 1993 Stock Option Plan (the 1993 Plan) in connection with the approval of the Merger. Pursuant to the 1993 Plan, the Board of Directors of NFLI reserved a total of 282,000 shares of its common stock for the grant of options to purchase the Company's common stock. Options to purchase 55,844 shares have been issued in exchange for previously existing options to acquire NEC-Utah and NEC-Colorado common stock. During 1995 the Company issued 30,790 shares to a director of NFLI from the exercise of options, resulting in proceeds of $24,375. The remaining options to purchase 25,054 shares were exercised during 1996, resulting in proceeds of $35,000. No other options are reserved for issuance. The issuance of options is at the discretion of the Company's Board of Directors.

          In October 1994, the Company granted options to key employees and directors to purchase an aggregate of 154,800 shares of the Company's common stock at $1.67 per share. One-third of the shares underlying the options became exercisable in cumulative installments of 12 months, 24 months and 36 months after the date

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


of grant. Options terminate 5 years from the date of grant, except that if an employee leaves the Company, the options will terminate 30 days thereafter. During 1996, the Company issued 2,400 shares to an employee from the exercise of options, resulting in proceeds of $1,998. In addition, 3,600 options were terminated upon an employee leaving the Company.

          The Board of Directors of NFLI approved the 1995 Stock Option Plan (the 1995 Plan) in March 1995. Pursuant to the 1995 Plan, as amended in June 1996, the Board of Directors of NFLI reserved a total of 640,000 shares of common stock for the grant of options to purchase the Company's stock. In March 1995, the Company granted options to key employees and directors to purchase an aggregate of 102,000 shares of the Company's common stock at prices ranging from $1.88 to $2.25 per share. The terms of the options are similar to those granted in the 1993 Plan. In July 1995, the Company granted options to an officer of the Company to purchase 50,000 shares of the Company's common stock at $2.69 per share. During the year ended September 1996, the Company granted options to two officers of the Company to purchase an aggregate of 35,000 shares of Company's common stock at prices ranging from $11.50 to $14.25. As of September 30, 1996, no options were exercised.

          In November 1995, the Board of Directors of NFLI adopted the 1995 Non-Discretionary Stock Option Plan for directors of the Company who are not eligible to participate in the other Plans (the "Non-Discretionary Plan.") The Non-Discretionary Plan provides that the Company grant options to purchase 5,000 shares of the Company's Common Stock to each eligible director on the date of adoption of the Non-Discretionary Plan (November 28, 1995), to each person who thereafter becomes a director of the Company and, as of December 1 of each year (commencing in 1996), options to purchase an additional 5,000 shares of common stock will be granted to each eligible director. The exercise price of the options is the fair market value of the common stock on the date the options are granted. The options were exercisable in full as of the date of grant, except that the options which have been granted were not exercisable until the shareholders of the Company approved the Non-Discretionary Plan. The shareholders approved the non-discretionary plan in May 1996. The shares acquired upon exercise of these options cannot be sold for six months following the later of the date of grant or shareholder approval of the Non-Discretionary Plan. The Company granted options to purchase 5,000 shares of common stock at a price of $19.75 per share to three directors. Each option granted pursuant to the Non-Discretionary Plan will expire five years from the date of grant, except that an option will expire, if not exercised, 30 days after the optionee ceases to be a director of the Company.

          All options have been issued with exercise prices in excess of the market value of the common shares at the date of grant.

Details of stock options are as follows:
                                                           Number        Option
                                                         of Shares       Price
                                                         ---------    -------------
                    Outstanding at September 30, 1993            -                -
                      Granted..........................     55,844   $  0.79 - 1.40
                                                         ---------

                    Outstanding at September 30, 1994..     55,844      0.79 - 1.40
                      Granted..........................    306,800      1.67 - 2.69
                      Exercised........................    (30,790)             .79
                                                         ---------
                    Outstanding at September 30, 1995..    331,854
                      Granted..........................     50,000    11.50 - 19.75
                      Exercised........................    (27,454)     1.40 - 1.67
                      Expired..........................     (3,600)            1.67
                                                         ---------

                    Outstanding at September 30, 1996..    350,800
                                                         =========

   Under the 1993 Plan and the 1995 Plan, the Company may issue options to purchase up to an additional 516,556 shares of common stock.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - DEFERRED INCOME

          NFLI distributors earn monthly commissions based on their achieving a pre-determined monthly minimum sales volume. To assist distributors in meeting their monthly minimum sales volume, the Company has developed an Order Assurance Program (OAP), which allows a distributor to purchase a product redemption certificate, subject to certain restrictions, for the difference between the distributor's actual monthly order and the predetermined monthly minimum sales goal. The purchase of such a certificate by a distributor qualifies the distributor to receive a commission in a given month even though actual product purchases were below the required level. The Company recognizes revenues on these certificates when they are redeemed for product or on a ratable basis over a 150 day period after the expiration of the certificate. The Company recognized revenues from the redemption of certificates of $7,647,000, $1,090,000 and $733,000 for the years ended September 30, 1996, 1995 and 1994. The Company recognized revenue from unredeemed, expired certificates of $3,025,000, $876,000 and $430,000 for the years ended September 30, 1996, 1995 and 1994. At September 30, 1996 and 1995 the Company had a liability for unredeemed certificates, net of applicable commissions, of $3,893,570 and $347,795 which is included in deferred income in the accompanying consolidated balance sheets.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Leases

          The Company has noncancelable operating leases, primarily for office
and warehouse space.   Rental expense under operating leases for the years ended
September 30, 1996, 1995 and 1994 amounted to approximately $365,000, $161,000 and $161,000, respectively.

          Future minimum rental payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year are as follows:

YEAR ENDED SEPTEMBER 30,                AMOUNT
                                     ----------
        1997.......................  $  682,000
        1998.......................     684,000
        1999.......................     677,000
        2000.......................     669,000
        2001.......................     496,000
2002 and thereafter................   1,185,000
                                     ----------
                                     $4,393,000
                                     ==========

Government Regulations

          The Company's activities are subject to regulations by various federal and state agencies, including the Food and Drug Administration. However, the Company cannot predict whether new legislation regulating its activities will be enacted, which could have a material adverse effect on the Company.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Employment Agreements

          During 1995, the Company entered into employment agreements with the chief executive officer and executive vice president of the Company which expired September 30, 1996. In addition to their annual salary, both individuals were entitled to 5% of the first $2,000,000 of pre-tax income, 4% of the next $500,000 of pre-tax income and 3% of pre-tax income over $2,500,000. In addition, certain key individuals are to receive bonuses in total ranging between 2% and 4% of pre-tax income over $2,000,000. The Company intends to enter into new employment agreements with these two individuals for the year ending September 30, 1997. The Company incurred expenses of $1,554,996 and $334,317 relating to these employment agreements for the years ended September 31, 1996 and 1995.

Legal Proceedings

          During April 1996, the Attorney General of the State of Illinois filed suit against a significant distributor of NFLI concerning the distributors' practices in the sale of products and in the recruiting of other distributors. On July 16, 1996, NFLI entered into an "Assurance of Voluntary Compliance" (AVC) with the state of Illinois in order to assure that NFLI and its distributors' policies and practices conform to Illinois law and fairly protect the interests of consumers. In accordance with the agreement as it relates to the OAP program, among other things, NFLI has agreed to enforce the following guidelines and policies; (1) distributors may not make purchases or receive certificates merely to earn bonuses; (2) NFLI will continue to encourage distributors to redeem their certificates for products; (3) the Company's OAP shall remain a wholly optional program; (4) a distributor shall not receive additional certificates if the distributor has four unredeemed certificates or the distributor has unredeemed certificates totalling six times the distributor's designated OAP amount, unless the distributor is accumulating certificates for a big ticket item; and (5) upon cancellation of a distributorship, unexpired certificates and products purchased with certificates will be treated as any other product for refund purposes. The Company is required to implement the above procedures prior to January 1997. The Company has entered into a similar agreements with several other states.

          During August 1996, an action was brought against the Company in the United States District Court (the "Federal Action") for damages relating to an alleged illegal pyramid scheme by; (1) NFLI distributors who enrolled in the "Instant Executive Program" or the "Instant Executive Pack" and allegedly incurred net economic loss; and (2) all individuals who purchased common stock and warrants during the period ended July 11, 1995 through July 16, 1996.

          In addition during August 1996, a suit was also filed against the Company and the same defendants named in the Federal Action in the District Court of Harris County, Texas (the "State Action"). The State Action was brought as a class action on behalf of persons who purchased Common Stock and Warrants of the Company during the period from July 11, 1995 through July 16, 1996.

          The principal allegations of the complaint in the State Action are that certain aspects of the executive distributor compensation program constituted an illegal pyramid scheme and that the Company failed to disclose that its outstanding financial results were directly attributable to the questioned aspects of its marketing practices and failed to adequately disclose a certain distributor's past.

          Although no assurances can be given, the Company and its independent legal counsel believe the Company has meritorious defenses to both the Federal Action and State Action and the Company intends to defend itself vigorously. While the ultimate results cannot be reasonably estimated, a judgment against the Company could have a significant negative impact on the operations and financial position of the Company.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



          The Securities and Exchange Commission (SEC) had initiated an investigation into possible violations by NFLI of the federal securities laws pursuant to a formal order of investigation. On December 4, 1996, the SEC terminated its investigation, resulting in no enforcement action against the Company.

          On or about March 1, 1991, a lawsuit was filed in the Superior Court of California, Los Angeles County, by James M. Jordan, former President of NEC-Utah, against the Partnership and its general partners. A counterclaim against Mr. Jordan was made by the Partnership. The court found in favor of the Partnership on all counts and awarded damages and costs of $541,291 (the Judgment). The Judgment was affirmed October 21, 1994 by the Court of Appeal of the State of California, Second Appellate District, Division Three.

          In 1993, the Partnership collected NEC-Utah common stock valued at $114,458 ($.03 per share) from Mr. Jordan, which was presented as a reduction to administrative expenses for recovery of costs incurred to litigate this case. Upon combination of the entities in the Merger, this stock was retired and the recognition of the $114,458 was reversed as these shares were effectively treasury shares of NFLI. In September 1995, the Company collected $160,680 from the sale of Mr. Jordan's house which is recorded as other income in the accompanying financial statements. On October 4, 1995, the Bankruptcy Court for the Central District of California declared Mr. Jordan's debt to the Company nondischargeable. Mr. Jordan did not file a notice of appeal. The Company has only received partial collection on the Judgment and due to Mr. Jordan's financial circumstances, it is presently unknown whether additional amounts will be collected and, therefore, no additional amounts have been recorded in the accompanying financial statements.

Product Liability

          The Company does not engage in the manufacturing of any of the products it markets and distributes; however, the Company could be exposed to product liability claims. The Company has not had any such claims to date. Although the Company maintains product liability insurance which it believes to be adequate for its needs, there can be no assurance that the Company will not be subject to claims in the future or that its insurance coverage will be adequate.

NOTE 9 - RELATED PARTY TRANSACTIONS

          The Company purchases a significant portion of their inventory from one vendor. The president of this vendor is a director of the Company, and until June 1995, the vendor was owned by a major stockholder of the Company. The items purchased are readily available from other vendors. During the years ended September 30, 1996, 1995 and 1994, the Company purchased $5,234,000, $2,258,000 and $1,440,000 of goods, respectively, from this vendor.

NOTE 10 - FOREIGN SALES

     For the years ended September 30, 1996, 1995, and 1994 the Company's net sales from foreign operations were $7,982,000, $6,482,000 and $2,860,000, respectively. During the years ended September 30, 1996 and 1995 total foreign sales to customers in Canada totalled $6,422,000 and $4,157,000, respectively. The gross profit percentages on all foreign sales are consistent with the overall gross profit percentages.

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                          ___________________________

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Prospectus Summary......................................................   3
Risk Factors............................................................   6
The Company.............................................................  12
Use of Proceeds.........................................................  13
Dilution................................................................  13
Dividend Policy.........................................................  13
Price Range of Securities...............................................  14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................................................  15
Business................................................................  21
Legal Proceedings.......................................................  32
Management..............................................................  33
Principal Shareholders..................................................  39
Certain Transactions....................................................  41
Description of Securities...............................................  42
Shares Eligible for Future Sale.........................................  43
Legal Matters...........................................................  45
Experts.................................................................  45
Index to Financial Statements........................................... F-1

                        434,416 Shares of Common Stock



                              NUTRITION FOR LIFE
                              INTERNATIONAL, INC.



                                ______________

                                  PROSPECTUS

                                ______________



                                March __, 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution
            -------------------------------------------

     The estimated expenses of the offering described in this Registration Statement are as follows:

          Registration Fee...................................     $ *
          NASD Filing Fee....................................       *
          Printing Expenses..................................     6,000
          Accounting Fees and Expenses.......................    20,000
          Legal Fees and Expenses............................    35,000
          Blue Sky Fees and Expenses.........................     3,000
          Registrar and Transfer Agent.......................     3,000
          Miscellaneous......................................     3,000
                                                                -------
                         Total:                                 $70,000
                                                                =======

________________
* These fees were paid in connection with the initial filing of the Registration Statement.


Item 14.    Indemnification of Directors and Officers
            -----------------------------------------

     Section 2.02-1 of the Texas Business Corporation Act authorizes the indemnification of directors and officers under certain conditions that may include the possibility of indemnification against liabilities that may be incurred under the Securities Act of 1933, as amended.

     It is provided in Article SIXTEENTH of the Articles of Incorporation of Nutrition for Life International, Inc. that:

     SIXTEENTH: The corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of any other corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them, in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers of the corporation, or for such other corporation, except in relation to matters to which any such director or officer or former director or person shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of shareholders, or otherwise.

     The general effect of the foregoing provisions of Nutrition for Life International, Inc.'s Articles of Incorporation is to provide for mandatory indemnification of Nutrition for Life International, Inc.'s directors, officers and employees against liabilities arising from the situations described above to the full extent permitted by the common law, the Texas Business Corporation Act, and any other statutory provisions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities
            ---------------------------------------

     During the past three years, the Registrant has not sold any securities which were not registered under the Securities Act of 1933 as amended (the "Act") except that: (i) options to purchase 30,790 shares were exercised in March 1995 by a Director of the Registrant; and (ii) Shermfin Corp., received 360,000 shares of the Registrant's Common Stock in connection with the conversion of $130,500 principal amount of convertible notes in July 1995.

     With respect to the issuances of shares described above, Registrant has relied and intends to rely on, Section 4(2) of the Act as an exemption from the registration requirements of Section 5 of the Act. Both the optionee and noteholder were shareholders and directors of the Registrant at the time of acquisition of the above described shares and are sophisticated investors with
prior business relationships with the Registrant.   Appropriate representations
of investment intent were received in connection with the share issuances, the certificates evidencing the shares have been imprinted with the standard restricted legend, and stop transfer instructions have been provided to the transfer agent of the Registrant.

Item 16.    Exhibits and Financial Statement Schedules
            ------------------------------------------

     (a)    Exhibits.

     Exhibit 2.1 Agreement and Plan of Reorganization, filed as a Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which Exhibit is incorporated herein by this reference.

     Exhibit 3.1    Articles of Incorporation, as amended*

     Exhibit 3.2 Bylaws, filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which Exhibit is incorporated herein by this reference.

     Exhibit 4.1 Specimen Certificate of Nutrition for Life International, Inc.'s Common Stock*

     Exhibit 4.2    Specimen Warrant*

     Exhibit 4.3    Warrant Agreement with Corporate Stock Transfer, Inc.*

     Exhibit 5 Opinion of Bearman Talesnick & Clowdus Professional Corporation relating to the Nutrition for Life International, Inc. Common Stock and Warrants that are the subject of this Registration Statement*

     Exhibit 10.1 1993 Stock Option Plan, filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which Exhibit is incorporated herein by this reference*

     Exhibit 10.2   1995 Stock Option Plan*

     Exhibit 10.3 Second Amended and Restated Convertible Debenture in the principal amount of $275,000, dated June 29, 1992 made by Nutrition Express Corporation of Utah, Inc. in favor of Shermfin Corp., filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which Exhibit is incorporated herein by this reference.

     Exhibit 10.4 Agreement, dated August 12, 1991 between Nutrition Express Corporation of Colorado, Inc. and Shermfin Corp., filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which Exhibit is incorporated herein by this reference.

     Exhibit 10.5 Agreement, dated August 12, 1991 between Nutrition Express Corporation of Utah, Inc. and Shermfin Corp., filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which Exhibit is incorporated herein by this reference.

     Exhibit 10.6 Convertible Promissory Note, dated October 12, 1989, the principal amount of $250,000 made by Nutrition Express Corporation of Colorado, Inc. in favor of Shermfin Corp., filed as an Exhibit to the Registration Statement on Form S-4 (file no. 33-70312), which Exhibit is incorporated herein by this reference.

     Exhibit 10.7 Employment Agreement dated May 10, 1995, between Nutrition for Life International, Inc. and David P. Bertrand*

     Exhibit 10.8 Employment Agreement dated May 10, 1995, between Nutrition for Life International, Inc. and Jana Mitcham*

     Exhibit 10.9 Consulting Agreement, dated February 22, 1995, between Nutrition for Life International, Inc. and Cohig & Associates, Inc.*

     Exhibit 10.10  Form of Consulting Agreement with Cohig & Associates, Inc.*

     Exhibit 10.11 Agreement, dated March 3, 1995, between Nutrition for Life International, Inc. and Shermfin Corp.*

     Exhibit 10.13 Agreement, dated July 15, 1994 between Nutrition for Life International, Inc. and Dr. David Santiago (N.F.P. Group, Inc.), as amended by letter dated June 2, 1995*

     Exhibit 10.14 Warrant Agreement, dated October 15, 1995 with Kevin Trudeau, filed as an Exhibit to the Report on Form 10-KSB for the fiscal year ended September 30, 1995 of the Registrant, which Exhibit is incorporated herein by this reference.

     Exhibit 10.15 Lease Agreements for office and warehouse facilities with non-affiliates, filed as an Exhibit to the Report on Form 10-KSB for the fiscal year ended September 30, 1995 of the Registrant, which Exhibit is incorporated herein by this reference.

     Exhibit 10.16 1995 Non-Discretionary Stock Option Plan, filed as an Exhibit to the Report on Form 10-KSB for the fiscal year ended September 30, 1995 of the Registrant, which Exhibit is incorporated herein by this reference.

     Exhibit 10.17 Assurance of Voluntary Compliance for the State of Illinois, dated July 16, 1996, filed on July 31, 1996 as an Exhibit to the Report on Form 8-K, which Exhibit is incorporated herein by this reference.

     Exhibit 10.18 Administrative and Consulting Services Agreement, dated July 29, 1996, between Distributor Services, L.L.C. and Nutrition For Life International, Inc.*

     Exhibit 10.19 Form of Distributor Agreements of Nutrition For Life International, Inc.*

     Exhibit 10.20 Employment Agreement, effective October 1, 1996, between Nutrition For Life International, Inc. and David P. Bertrand, filed as an Exhibit to the Report on Form 10-KSB for the fiscal year ended September 30, 1996 of the Registrant which Exhibit is incorporated herein by this reference.

     Exhibit 10.21 Employment Agreement, effective October 1, 1996, between Nutrition For Life International, Inc. and Jana Mitcham, filed as an Exhibit to the Report on Form 10-KSB for the fiscal year ended September 30, 1996 of the Registrant which
                    Exhibit is incorporated herein by this reference.

     Exhibit 21 Subsidiaries, filed as an Exhibit to the Report on Form 10-KSB for the fiscal year ended September 30, 1996 of the Registrant, which Exhibit is incorporated herein by this reference.

     Exhibit 23.1   Consent of KPMG Peat Marwick LLP, Certified Public
                    Accountants

     Exhibit 23.2   Consent of Bearman Talesnick & Clowdus Professional
                    Corporation

     Exhibit 23.3   Consent of BDO Seidman, LLP, Certified Public Accountants

___________________________________________________

     * These exhibits were previously filed as exhibits to this Registration Statement (File No. 33-92274).

     (b)     Financial Statement Schedules.

             Not applicable.

Item 17.  Undertakings.
          ------------

          1. The undersigned Registrant hereby undertakes:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     3.   The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf in the City of Houston, State of Texas, on March 18, 1997.



                                NUTRITION FOR LIFE INTERNATIONAL, INC., a Texas Corporation


                                By: /s/ David P. Bertrand
                                   ---------------------------------------------
                                    David P. Bertrand, President


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Power of Attorney filed on May 19, 1995 with the Registration Statement of this Registrant on Form SB-2 and the Power of Attorney filed on November 12, 1996 with the Post-Effective Amendment No. 1, which are hereby incorporated by reference, this Registration Statement has been signed on the above date by David P. Bertrand as attorney-in-fact for the following officers and directors of the Registrant.


David P. Bertrand             President, Chief Executive Officer, Director and
                              Chairman of the Board of Directors

Jana Mitcham                  Executive Vice President, Secretary and Director

Barry C. Loder                Vice President and Chief Financial Officer.

Ronnie D. Meaux               Vice President, Treasurer, Assistant Secretary and
                              Principal Accounting Officer

John R. Brown, Jr.            Vice President - Finance

F. Wayne Ballenger            Director

M.F. Florence                 Director

Richard S. Kashenberg         Director

Gregory Pusey                 Director


                              /s/ David P. Bertrand
                              --------------------------------------------------
                              David P. Bertrand, Attorney-In-Fact